EXHIBIT 4.1

                       AGREEMENT AND PLAN
                            OF MERGER


                             between


                     MERIDIAN BANCORP, INC.


                               and


                 UNITED COUNTIES BANCORPORATION


                          May 23, 1995

                            AGREEMENT

                        TABLE OF CONTENTS

                                                          Page

BACKGROUND...............................................  1

AGREEMENT................................................  1

                            ARTICLE I

Section 1.01  Definitions................................  1

Section 1.02  The Merger.................................  7

Section 1.03  The Bank Merger............................ 12

                           ARTICLE II
              REPRESENTATIONS AND WARRANTIES OF UCB

Section 2.01  Organization............................... 12

Section 2.02  Capitalization............................. 13

Section 2.03  Authority; No Violation.................... 14

Section 2.04  Consents; Dissenters' Rights............... 15

Section 2.05  Financial Statements....................... 16

Section 2.06  Taxes...................................... 16

Section 2.07  No Material Adverse Change................. 17

Section 2.08  Contracts.................................. 17

Section 2.09  Ownership of Property; Insurance Coverage.. 19

Section 2.10  Legal Proceedings.......................... 20

Section 2.11  Compliance With Applicable Law............. 20

Section 2.12  ERISA...................................... 21

Section 2.13  Brokers and Finders........................ 22

Section 2.14  Environmental Matters...................... 22

Section 2.15  Loan Portfolio............................. 22

Section 2.16  Information to be Supplied................. 22

Section 2.17  Securities Documents....................... 23

Section 2.18  Related Party Transactions................. 23

Section 2.19  Investment Banking Opinion................. 23

Section 2.20  Antitakeover Provisions Inapplicable....... 23

Section 2.21  Quality of Representations................. 24

                           ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF MERIDIAN

Section 3.01  Organization............................... 24

Section 3.02  Capital Structure.......................... 25

Section 3.03  Authority; No Violation.................... 26

Section 3.04  Consents................................... 27

Section 3.05  Financial Statements....................... 27

Section 3.07  No Material Adverse Change................. 29

Section 3.08  Contracts.................................. 29

Section 3.09  Ownership of Property; Insurance Coverage.. 30

Section 3.10  Legal Proceedings.......................... 30

Section 3.11  Compliance With Applicable Law............. 31

Section 3.12  ERISA...................................... 31

Section 3.13  Brokers and Finders........................ 32

Section 3.14  Environmental Matters...................... 32

Section 3.15  Loan Portfolio............................. 32

Section 3.16  Information to be Supplied................. 33

Section 3.17  Securities Documents....................... 33

Section 3.18  Related Party Transactions................. 33

Section 3.19  Investment Banking Opinion................. 34

Section 3.20  Quality of Representations................. 34

                           ARTICLE IV
                    COVENANTS OF THE PARTIES

Section 4.01  Conduct of UCB's Business.................. 34

Section 4.02  Access; Confidentiality.................... 38

Section 4.03  Regulatory Matters and Consents............ 39

Section 4.04  Taking of Necessary Action................. 39

Section 4.05  Certain Agreements......................... 40

Section 4.06  No Other Bids and Related Matters.......... 41

Section 4.07  Core Deposits.............................. 42

Section 4.08  Duty to Advise; Duty to Update UCB's
     Disclosure Schedule................................. 42

Section 4.09  Conduct of Meridian's Business............. 42

Section 4.10  Board and Committee Minutes and Meetings... 42

Section 4.11  Undertakings by Meridian and UCB........... 42

Section 4.12  Employee Benefits.......................... 44

Section 4.13  Employee Relations......................... 46

Section 4.14  Relocation of Corporate Headquarters....... 46

Section 4.15  Post-Closing Board Membership.............. 46

                            ARTICLE V
                           CONDITIONS

Section 5.01  Conditions to UCB's Obligations under this
     Agreement........................................... 47

Section 5.02  Conditions to Meridian's Obligations under
     this Agreement...................................... 49

                           ARTICLE VI
                TERMINATION, WAIVER AND AMENDMENT

Section 6.01  Termination................................ 51

Section 6.02  Effect of Termination...................... 52

                           ARTICLE VII
                          MISCELLANEOUS

Section 7.01  Expenses................................... 52

Section 7.02  Survival of Representations, Warranties and
     Covenants........................................... 52

Section 7.03  Amendment, Extension and Waiver............ 52

Section 7.04  Entire Agreement........................... 53

Section 7.05  No Assignment.............................. 53

Section 7.06  Notices.................................... 53

Section 7.07  Captions................................... 54

Section 7.08  Counterparts............................... 54

Section 7.09  Severability............................... 54

Section 7.10  Governing Law.............................. 55



Exhibit 1      UCB Affiliate Agreement
Exhibit 2      Stock Option Agreement
Exhibit 3      Bank Plan of Merger
Exhibit 4      Form of Opinion of Meridian's Counsel
Exhibit 5      Form of Tax Opinion of Meridian's
               Counsel
Exhibit 6      Form of Opinion of UCB's Counsel

                            AGREEMENT

          THIS AGREEMENT AND PLAN OF MERGER, dated as of May 23, 1995, is made by and between MERIDIAN BANCORP, INC. ("Meridian"), a Pennsylvania corporation, having its principal place of business at 35 North Sixth Street, Reading, Pennsylvania 19603, and UNITED COUNTIES BANCORPORATION ("UCB"), a New Jersey corporation, having its principal place of business at Four Commerce Drive, Cranford, New Jersey 07016.

                           BACKGROUND

          1. Meridian and UCB desire to cause the merger of UCB with and into Meridian, with Meridian surviving such merger, in accordance with the applicable laws of the Commonwealth of Pennsylvania and the State of New Jersey, and in accordance with the plan of merger set forth herein.

          2. After approval by the Board of Directors of UCB and prior to the execution and delivery of this Agreement, and as a condition and inducement to Meridian's execution of this Agreement (a) certain directors, officers and shareholders of UCB executed, in favor of Meridian, a Letter Agreement dated May 23, 1995, in the form attached hereto as Exhibit 1, and (b) UCB granted to Meridian an option to acquire, under certain circumstances, UCB's common stock (the "Meridian Option") pursuant to a Stock Option Agreement between Meridian and UCB dated May 23, 1995, in the form attached hereto as Exhibit 2.

          3. Meridian desires to merge United Counties Trust Company, a New Jersey banking corporation and a wholly-owned subsidiary of UCB ("UCTC") into and with Meridian Bank, New Jersey, a New Jersey banking corporation and a wholly-owned subsidiary of Meridian ("MBNJ"), with MBNJ surviving such merger in accordance with the Bank Plan of Merger in the form attached hereto as Exhibit 3.

          4. Meridian and UCB desire to provide the terms and conditions governing the transactions contemplated herein.

                            AGREEMENT

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

                            ARTICLE I

          Section 1.01 Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

               Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer, director or 5% equity owner of such Person.

               Agreement means this agreement, and any amendment or supplement hereto, which constitutes a "plan of merger" between Meridian and UCB.

               Applications means the applications for regulatory approval which are required by the transactions contemplated hereby.

               Articles of Merger means the articles of merger to be executed by Meridian and UCB and to be filed in the PDS and the NJDS, in accordance with the applicable laws of the Commonwealth of Pennsylvania and the State of New Jersey.

               Bank Merger means the merger of UCTC with and into MBNJ, with MBNJ surviving such merger, contemplated by
     Section 1.03 of this Agreement.

               Bank Plan of Merger has the meaning given to that term in Section 1.03 of this Agreement.

               Bank Regulatory Authority means any banking agency or department of any federal or state government, including without limitation the FRB, the FDIC, the PDB, the NJDB or the respective staffs thereof.

               BCL means the Pennsylvania Business Corporation
     Law of 1988, as amended.

               BHC Act means the Bank Holding Company Act of
     1956, as amended.

               Closing Date means the seventh business day after the last condition precedent pursuant to this Agreement has been fulfilled or waived, or such other date as Meridian and UCB shall agree.

               Compensation and Benefits Package has the meaning given to that term in Section 4.12 of this Agreement.

               Effective Date means the date upon which the Articles of Merger shall be filed with the PDS and the NJSOS.

               Environmental Law means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Environmental Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

               Environmental Regulatory Authority means, individually and collectively, any one or more of the United States Environmental Protection Agency, the Commonwealth of Pennsylvania Department of Environmental Resources, the NJDERE, the United States Occupational Safety and Health Administration, the Commonwealth of Pennsylvania Department of Labor and Industry, and United States Army Corps of Engineers and any other federal, state or local administration, agency or bureau charged with the establishment of regulations, or the administration or enforcement of laws and regulations, pertaining to the use, storage, transport or disposal of hazardous or toxic substances, protection of wetlands or worker safety, or otherwise pertaining to the protection of the environment.

               ERISA means the Employee Retirement Income
     Security Act of 1974, as amended.

               Exchange Act means the Securities Exchange Act of
     1934, as amended, and the rules and regulations promulgated from time to time thereunder.

               Exchange Agent has the meaning given to the term in Section 1.02(f)(iii) of this Agreement.

               Exchange Ratio has the meaning given to the term in Section 1.02(e)(ii) of this Agreement.

               FDIC means the Federal Deposit Insurance
     Corporation.

               FRB means the Federal Reserve Board.

               GAAP means generally accepted accounting principles as in effect at any particular time.

               IRC means the Internal Revenue Code of 1986, as amended.

               IRS means the Internal Revenue Service.

               Material Adverse Change shall mean, with respect to Meridian or UCB, any adverse change in financial condition or results of operations which is material to such entity on a consolidated basis.

               Material Adverse Effect (only when such precise phrase is used) shall mean, with respect to Meridian or UCB, any adverse effect on assets, business, financial condition or results of operations which is material to such entity on a consolidated basis.

               Merger means the merger of UCB with and into Meridian, with Meridian surviving such merger, contemplated by this Agreement.

               Meridian Bank means Meridian Bank, a Pennsylvania bank and trust company, all the outstanding capital stock of which is owned by Meridian.

               Meridian Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

               Meridian Disclosure Schedule means a disclosure schedule delivered by Meridian to UCB pursuant to
     Article III of this Agreement.

               Meridian ESOP means the Meridian Bancorp, Inc.
     Employee Stock Ownership Plan.

               Meridian Financials means (i) the audited consolidated financial statements of Meridian contained in Meridian's annual report on Form 10-K for the year ended December 31, 1994, and (ii) the unaudited interim consolidated financial statements of Meridian as of each calendar quarter thereafter included in Securities Documents filed by Meridian prior to the Effective Date.

               Meridian Option means the option granted to Meridian to acquire shares of UCB Common Stock referenced in the Background Section of this Agreement.

               Meridian Regulatory Agreement has the meaning given to that term in Section 3.11 of this Agreement.

               Meridian Regulatory Reports means the Call
     Reports, consolidated reports of condition and income, and accompanying schedules, filed by Meridian Bank, Delaware Trust, MBNJ and other current or prior Meridian banking subsidiaries, if any, with any Regulatory Authority for each calendar quarter, beginning with the quarter ended
     December 31, 1992, through the Closing Date.

               Meridian Rights Agreement means the Rights
     Agreement dated as of July 25, 1989, as amended, between Meridian and Meridian Bank, as rights agent, relating to Meridian's Series A Junior Participating Preferred Stock.

               Meridian Stock Purchase Rights means Rights to purchase a unit of Meridian's Series A Junior Participating
     Preferred Stock in accordance with the terms of the Meridian
     Rights Agreement.

               Meridian Subsidiaries means any Subsidiary of Meridian.

               NASD means the National Association of Securities
     Dealers, Inc.

               NJBCA means the New Jersey Business Corporation
     Act, as amended.

               NJDB means the Department of Banking of the State of New Jersey.

               NJDEPE means the New Jersey Department of
Environmental Protection and Energy.

               NJSOS means the Office of the Secretary of State of the State of New Jersey.

               PDB means the Department of Banking of the Commonwealth of Pennsylvania.

               PDS means the Department of State of the Commonwealth of Pennsylvania.

               Person means any individual, corporation, partnership, joint venture, association, trust, other entity or "group" (as that term is defined under the Exchange Act).

               Prospectus/Proxy Statement means the
     prospectus/proxy statement, together with any supplements thereto, to be transmitted to holders of UCB Common Stock in connection with the transactions contemplated by this Agreement.

               Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC under the Securities Act with respect to the Meridian Common Stock and Meridian Stock Purchase Rights to be issued in connection with the transactions contemplated by this Agreement.

               Regulatory Authority means any Bank Regulatory
     Authority or Environmental Regulatory Authority.

               Rights means warrants, options, rights,
     convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

               SEC means the Securities and Exchange Commission.

               Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

               Securities Documents means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

               Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

               Subsidiary of any Person means any corporation or other entity, 50% or more of the capital stock or equivalent ownership interest of which is owned, either directly or indirectly, by such Person, except any corporation or other entity the stock or equivalent ownership interest of which is held in the ordinary course of the lending activities of such Person (if such Person is a bank) or is held in the ordinary course of the lending activities of a bank Subsidiary of such Person.

               UCB Common Stock means the common stock of UCB described in Section 2.02(a).

               UCB Disclosure Schedule means a disclosure schedule delivered by UCB to Meridian pursuant to Article II of this Agreement.

               UCB Financials means (i) the audited consolidated financial statements of UCB contained in UCB's annual report on Form 10-K for the year ended December 31, 1994, and
     (ii) the unaudited interim consolidated financial statements of UCB as of each calendar quarter thereafter included in Securities Documents filed by UCB.

               UCB Regulatory Agreement has the meaning given to that term in Section 2.11 of this Agreement.

               UCB Regulatory Reports means the Call Reports, consolidated reports of condition and income, and accompanying schedules, filed by UCTC and other prior UCB banking subsidiaries, if any, with any Regulatory Authority for each calendar quarter, beginning with the quarter ended December 31, 1992, through the Closing Date.

               UCB Subsidiaries means any Subsidiary of UCB.

          Section 1.02  The Merger.

               (a) Closing. The Closing will take place at 10:00 a.m. on the Closing Date at the offices of counsel to Meridian, unless another time and place are agreed to by the parties hereto, provided in any case that all conditions to Closing set forth in Article V have been satisfied or waived at or prior to Closing. UCB and Meridian shall cause the Articles of Merger to be duly executed at the Closing and to be filed in the PDS and the NJSOS immediately after the Closing.

               (b)  The Merger.  Subject to the terms and
conditions of this Agreement, on the Effective Date: UCB shall merge with and into Meridian; the separate existence of UCB shall cease; Meridian shall be the surviving corporation in the Merger; and all of the property (real, personal and mixed), rights, powers and duties and obligations of UCB shall be taken and deemed to be transferred to and vested in Meridian, as the surviving corporation in the Merger, without further act or deed; all debts, liabilities and duties of each of UCB and Meridian shall thereafter be the responsibility of Meridian as the surviving corporation; all in accordance with the applicable laws of the Commonwealth of Pennsylvania and the State of New Jersey.

               (c) Meridian's Articles of Incorporation and Bylaws. On and after the Effective Date, the articles of incorporation and the bylaws of Meridian, as in effect immediately prior to the Effective Date, shall automatically be and remain the articles of incorporation and bylaws of Meridian, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

               (d) Board of Directors and Officers of Meridian and MBNJ.

                    (i)  On the Effective Date, the Board of
     Directors of Meridian, as the surviving corporation in connection with the Merger, shall consist of those persons holding such office immediately prior to the Effective Date (after the changes in the Board made on or before the Closing date in accordance with Section 5.01(l)).

                    (ii)  On the Effective Date, the officers of
     Meridian duly elected and holding office immediately prior to the Effective Date shall be the officers of Meridian, as the surviving corporation in the Merger.

                    (iii)  On the effective date of the Bank
     Merger, the officers of UCTC and MBNJ duly elected and holding office immediately prior to such effective date shall be the officers of MBNJ, as the surviving corporation in the Bank Merger.

                    (iv)  On the effective date of the Bank
     Merger, the directors of MBNJ as the surviving institution in connection with the Bank Merger shall consist of those persons holding such office immediately prior to the Effective Date after the appointment of additional directors pursuant to Section 5.01(l).

               (e)  Conversion of Shares.

                    (i)  Meridian Common Stock.

                         (A)  Each share of Meridian Common Stock
     issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of Meridian Common Stock.

                         (B)  Each share of Meridian Common Stock
     issued and held in the treasury of Meridian as of the Effective Date, if any, shall, on and after the Effective
     Date, continue to be issued and held in the treasury of Meridian.

                    (ii)  UCB Common Stock.

                         (A)   Subject to the provisions of
          subparagraphs (B), (C) and (D) of this
          Section 1.02(e)(ii), each share of UCB Common Stock issued and outstanding immediately prior to the Effective Date (other than shares of such common stock described in subparagraph (B) or (C) below) shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, be converted into and become a right to receive, subject to adjustment as provided in Section 1.02(e)(iv), five (5.00) fully paid and nonassessable shares of Meridian Common Stock and the corresponding percentage of Meridian Stock Purchase Rights pursuant to the Meridian Rights Agreement (the "Exchange Ratio").

                         (B)  Each share of UCB Common Stock
          owned by Meridian or a Meridian Subsidiary (other than in a fiduciary capacity) on the Effective Date, if any, shall be cancelled.

                         (C)  Each share of UCB Common Stock
          issued and held in the treasury of UCB or owned by any UCB Subsidiary (other than in a fiduciary capacity) as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

                         (D)  No fraction of a whole share of
          Meridian Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of UCB Common Stock who would otherwise be entitled to receive a fraction of a share of Meridian Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the market value of Meridian Common Stock (determined in accordance with the provisions of Section 1.02(e)(iii) hereof).

                         (E)  Each option granted under the UCB's
          1984 and 1989 Incentive Stock Option Plans to acquire a share of UCB Common Stock which is outstanding and unexercised on the Effective Date, shall, subject to adjustment as provided in Sections 1.02(e)(iv), be converted into and become an option to acquire that number of shares of Meridian Common Stock equal to the Exchange Ratio, at the present stated exercise price of such option divided by the Exchange Ratio, such shares to be issuable upon the exercise of such options in accordance with the terms of the respective plans under which they were issued. Shares of Meridian Common Stock issuable upon exercise of such options shall be covered by an effective registration statement on Form S-8.

                    (iii)  Valuation of Meridian Common Stock.
     For purposes of this Agreement, the term "Market Value" of a share of Meridian Common Stock shall mean the average of the closing sale price of a share of Meridian Common Stock, as reported on the National Association of Securities Dealers Automated Quotation System (NASDAQ) National Market System, for the first 20 of the 25 consecutive trading days immediately prior to the Closing Date.

                    (iv)  Anti-Dilution Provisions.  If Meridian
     shall, at any time before the Effective Date, (A) issue a dividend in shares of Meridian Common Stock, (B) combine the outstanding shares of Meridian Common Stock into a smaller number of shares, (C) subdivide the outstanding shares of Meridian Common Stock, or (D) reclassify the shares of Meridian Common Stock, then, in any such or similar event, the Exchange Ratio shall be adjusted so that each UCB shareholder and optionholder shall be entitled to receive such number of shares of Meridian Common Stock and such other rights, privileges and securities as such shareholder or optionholder, as the case may be, would have been entitled to receive if the Effective Date had occurred prior to the happening of such event. (By way of illustration, if Meridian shall declare a stock dividend of 7% payable with respect to a record date on or prior to the Effective Date, the Exchange Ratio shall be increased by 7%). All changes in the Exchange Ratio pursuant to this Section 1.02(e)(iv) shall be cumulative.

               (f)  Surrender and Exchange of UCB Stock
Certificates.

                    (i)  Exchange of Certificates.  Each holder
     of shares of UCB Common Stock who surrenders to Meridian the certificate or certificates representing such shares will be entitled to receive, as soon as practicable after the Effective Date, in exchange therefor an unlegended certificate or certificates for the number of whole shares of Meridian Common Stock into which such holder's shares of UCB Common Stock have been converted by the Merger, together with a check for cash in lieu of any fractional share in accordance with Section 1.02(e)(ii)(D) hereof.

                    (ii) Rights Evidenced by Certificates. Each certificate representing shares of Meridian Common Stock issued in exchange for certificates representing UCB Common Stock pursuant to Section 1.02(f)(i) hereof will be dated the Effective Date and be entitled to dividends and all other rights and privileges pertaining to such shares of Meridian Common Stock from the Effective Date. Until surrendered, each certificate theretofore evidencing shares of UCB Common Stock will, from and after the Effective Date, evidence solely the right to receive certificates for shares of Meridian Common Stock pursuant to Section 1.02(f)(i) hereof and a check for cash in lieu of any fractional share in accordance with Section 1.02(e)(ii)(D) hereof. If certificates for shares of UCB Common Stock are exchanged for Meridian Common Stock at a date following one or more record dates for the payment of dividends or of any other distribution on the shares of Meridian Common Stock, Meridian will pay cash in an amount equal to dividends theretofore payable on such Meridian Common Stock and pay or deliver any other distribution to which holders of shares of Meridian Common Stock have theretofore become entitled. No interest will accrue or be payable in respect of dividends or cash otherwise payable under this Section 1.02(f) upon surrender of certificates for shares of UCB Common Stock. Notwithstanding the foregoing, no party hereto will be liable to any holder of UCB Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.
     Until such time as certificates for shares of UCB Common Stock are surrendered by a UCB shareholder to Meridian for exchange, Meridian shall have the right to withhold dividends or any other distributions on the shares of Meridian Common Stock issuable to such shareholder.

                    (iii)  Exchange Procedures.  Meridian shall
     designate Meridian Bank as exchange agent hereunder (the "Exchange Agent") and shall cause the Exchange Agent to follow the procedures set forth herein. Each certificate for shares of UCB Common Stock delivered for exchange under this Section 1.02(f) must be endorsed in blank by the registered holder thereof or be accompanied by a power of attorney to transfer such shares endorsed in blank by such holder. Except as set forth in the next sentence, if more than one certificate is surrendered at one time and in one transmittal package for the same shareholder account, the number of whole shares of Meridian Common Stock for which certificates will be issued pursuant to this Section 1.02(f) will be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. Upon their request, former shareholders of UCB (or any of them) shall be entitled to the number of stock certificates they held representing shares of Meridian Common Stock as equals the number of stock certificates representing former shares of UCB Common Stock. If shares of Meridian Common Stock or payments of cash are to be issued or made to a person other than the one in whose name the surrendered certificate is registered, the certificate so surrendered must be properly endorsed in blank, with signature(s) guaranteed, or otherwise in proper form for transfer, and the person to whom certificates representing shares of Meridian Common Stock is to be issued or to whom cash is to be paid shall pay any transfer or other taxes required by reason of such issuance or payment to a person other than the registered holder of the certificate representing shares of UCB Common Stock which are surrendered. As promptly as practicable after the Closing Date has been established, the Exchange Agent shall send or cause to be sent to each shareholder of record of UCB Common Stock transmittal materials, in form and substance satisfactory to Meridian and UCB, for use in exchanging certificates representing UCB Common Stock for certificates representing Meridian Common Stock into which the former have been converted in the Merger. Certificates representing shares of Meridian Common Stock shall be mailed to former shareholders of UCB (or made available for pickup, if the former shareholder of UCB so requests) as soon as reasonably possible but in no event later than seven (7) business days following the receipt of certificates representing former shares of UCB Common Stock duly endorsed or accompanied by the materials referenced herein (but in no event earlier than the second business day following the Effective Date).

                    (iv)  Closing of Stock Transfer Books;
     Cancellation of UCB Certificates. Upon the Effective Date, the stock transfer books for UCB Common Stock will be closed and no further transfers of shares of UCB Common Stock will thereafter be made or recognized. All certificates for shares of UCB Common Stock surrendered pursuant to this
     Section 1.02(f) will be cancelled by Meridian.

               (g) Payment Procedures. As soon as practicable after the Effective Date, Meridian shall make payment of the cash consideration provided for in Section 1.02(e)(ii)(D) to each person entitled thereto.

               (h) Meridian Option. Upon the Effective Date, the Meridian option shall be automatically cancelled and shall be of no further force and effect.

          Section 1.03 The Bank Merger. Meridian and UCB shall use their best efforts to cause UCTC to merge with and into MBNJ, with MBNJ surviving such merger, simultaneously with or as soon as practicable after the Effective Date. Concurrently with the execution and delivery of this Agreement, Meridian shall cause MBNJ, and UCB shall cause UCTC, to execute and deliver the Bank Plan of Merger attached hereto as Exhibit 3.

                           ARTICLE II
              REPRESENTATIONS AND WARRANTIES OF UCB

          UCB hereby represents and warrants to Meridian that, except as specifically set forth herein or in the UCB Disclosure
Schedule delivered to Meridian by UCB on May 23, 1995:

          Section 2.01  Organization.

               (a) UCB is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. UCB is a bank holding company duly registered under the BHC Act. UCB has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. UCB is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business, except in such jurisdictions where failure to be so qualified or licensed will not have a Material Adverse Effect on UCB.

               (b) UCTC is a banking corporation duly organized and validly existing under the laws of the State of New Jersey. UCTC is not a member of the Federal Reserve System. UCTC has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. UCTC is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business, except in such jurisdictions where failure to be so qualified or licensed will not have a material adverse effect on the assets, business, financial condition or results of operations of UCTC.

               (c) UCB has no Subsidiaries other than UCTC, United Capital Corporation, Unitrust Financial Corporation,
United Counties Service Corporation, Scarlett O'Hara's, Inc. and those identified in the UCB Disclosure Schedule.

               (d) UCTC is a commercial bank the deposits of which are insured by the Bank Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act.

               (e) The respective minute books of UCB and UCTC and each other UCB Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

               (f)  UCB has delivered to Meridian, or will
deliver within five business days of the date hereof, true and correct copies of the articles of incorporation and bylaws of UCB and of UCTC, respectively, as in effect on the date hereof.

          Section 2.02  Capitalization.

               (a) As of April 30, 1995, the authorized capital stock of UCB consists of (a) 6,000,000 shares of common stock, with a stated value of $1.00 ("UCB Common Stock"), of which:
(i) 2,142,738 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights and
(ii) 381,438 shares are held by UCB as treasury stock, and
(b) 3,000,000 shares of no par, no stated value preferred stock, none of which are issued or outstanding. Except as set forth in the UCB Disclosure Schedule, there has been no change in the authorized, issued or outstanding shares of UCB. Neither UCB nor UCTC nor any other UCB or UCTC Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of UCB Common Stock, UCB Preferred Stock or any other security of UCB or any securities representing the right to vote, purchase or otherwise receive any shares of UCB Common Stock, UCB Preferred Stock or any other security of UCB, other than for (i) shares issuable under the Meridian Option and (ii) 64,032 shares which UCB is obligated to issue, at an average exercise price of approximately $60, under UCB's 1984 Incentive Stock Option Plan and UCB's 1989 Stock Option Plan to its employees and employees of UCB Subsidiaries, including UCTC.

               (b) The authorized capital stock of UCTC consists of 2,425,900 shares of common stock, par value $5.00 per share ("UCTC Common Stock"), of which 2,425,900 shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by UCB. Neither UCB nor any other UCB Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any UCB Subsidiary or any other security of any UCB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any UCB Subsidiary. Either UCB or UCTC owns all of the outstanding shares of capital stock of each UCB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of UCTC or any other UCB Subsidiary.

               (c) Neither (i) UCB nor, (ii) UCTC nor (iii) any other UCB or UCTC Subsidiary owns any equity interest, directly or indirectly, in any other company or controls any other company, except for equity interests identified in
Section 2.01(c) hereof, equity interests held in the investment portfolios of UCB or UCB Subsidiaries, equity interests held by UCB Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan and ancillary real estate activities of UCB Subsidiaries. As used in this paragraph, "equity interests" include any subscriptions, options, warrants, calls, commitments, agreements or other Rights.

               (d)  No Person is known to UCB to be the
beneficial owner (as defined in Section 13(d) of the Exchange
Act) of 5% or more of the outstanding shares of UCB Common Stock, except as disclosed in UCB's proxy statement used in connection with its 1995 meeting of shareholders, previously delivered to Meridian.

               (e) UCB does not maintain a dividend reinvestment or similar plan providing for the reinvestment of dividends to purchase additional shares of UCB Common Stock.

          Section 2.03  Authority; No Violation.

               (a) UCB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. UCTC has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by UCB and the completion by UCB of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of UCB and, except for approval by the shareholders of UCB as required under the NJBCA, UCB's articles of incorporation and bylaws and NASDAQ requirements applicable to it, no other corporate proceedings on the part of UCB are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by UCB and, subject to approval of the shareholders of UCB as required under the NJBCA, UCB's articles of incorporation and bylaws and NASDAQ requirements applicable to it and receipt of the required approvals of Regulatory Authorities referred to in Section 3.04 hereof, and constitutes the valid and binding obligation of UCB, enforceable against UCB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. Subject to UCB shareholder approval of this Agreement, the Bank Plan of Merger, upon its execution and delivery by UCTC concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of UCTC, enforceable against UCTC in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

               (b)  (A) The execution and delivery of this
Agreement by UCB, (B) the execution and delivery of the Bank Plan of Merger by UCTC, (C) subject to receipt of approvals from the Bank Regulatory Authorities referred to in Section 3.04 hereof and UCB's and Meridian's compliance with any conditions contained therein, the completion of the transactions contemplated hereby, and (D) compliance by UCB or UCTC with any of the terms or provisions hereof or of the Bank Plan of Merger will not
(i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of UCB or any UCB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to UCB or any UCB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of UCB or any UCB Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which UCB or any UCB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on UCB, or a Material Adverse Effect on the ability of UCB to perform any of its obligations under this Agreement.

          Section 2.04 Consents; Dissenters' Rights. Except for the consents, approvals, filings and registrations from or with the Bank Regulatory Authorities referred to in Section 3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of UCB under the NJBCA, and the approval of the NJDEPE under ISRA, if necessary, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by UCB or the Bank Plan of Merger by UCTC, or
(b) the completion by UCB of the transactions contemplated hereby or by UCTC of the Bank Merger. UCB has no reason to believe that any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact UCB's ability to complete the transactions contemplated by this Agreement. Shareholders of UCB are not entitled to dissenters' rights in connection with the transactions contemplated hereby under federal or New Jersey law.

          Section 2.05  Financial Statements.

               (a)  UCB has previously delivered, or will
deliver, to Meridian the UCB Regulatory Reports. The UCB Regulatory Reports have been, or will be, prepared in accordance with applicable regulatory accounting principles and practices applied on a consistent basis throughout the periods covered by such statements, and fairly present, or will fairly present, the financial position, results of operations and changes in shareholder's equity of UCB as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

               (b) UCB has previously delivered to Meridian the UCB Financials. The UCB Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of UCB as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis.

               (c) At the date of each balance sheet included in the UCB Financials or the UCB Regulatory Reports, neither UCB nor UCTC nor any other prior banking subsidiary of UCB (as the case may be) had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) required to be reflected in such UCB Financials or UCB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

          Section 2.06  Taxes.

               (a) UCB and the UCB Subsidiaries are members of the same affiliated group within the meaning of IRC
Section 1504(a). UCB has duly filed, and will file, in correct form all federal, state and local tax returns then required to be filed by or with respect to UCB and all UCB Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from UCB and any UCB Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than as set forth on the UCB Disclosure Schedule or taxes which (i) are not delinquent or (ii) are being contested in good faith.

               (b) No consent pursuant to IRC Section 341(f) has been filed (or will be filed prior to the Closing Date) by or with respect to UCB or any UCB Subsidiary.

          Section 2.07  No Material Adverse Change.

          Except as set forth in the UCB Disclosure Schedule, UCB has not sustained any Material Adverse Change since March 31, 1995.

          Section 2.08  Contracts.

               (a) Except as described in UCB's proxy statement for its 1995 annual meeting of shareholders previously delivered to Meridian, in the footnotes to the audited consolidated financial statements of UCB as of December 31, 1994 and 1993 and for the three years ended December 31, 1994, in the UCB Disclosure Schedule or in Section 2.08(c) or (d), neither UCB nor any UCB Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of UCB or any UCB Subsidiary, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of UCB or any UCB Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of UCB or any UCB Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any UCB Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which UCB or any UCB Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds"; (vi) any contract (other than this Agreement) limiting the freedom of any UCB Subsidiary to engage in any type of banking or bank-related business permissible under law; or (vii) any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the Code.

               (b) Except as set forth in the UCB Disclosure Schedule, true and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.08(a) or described in the UCB proxy statement for its 1995 annual meeting of shareholders or in a footnote to such audited consolidated financial statements have been or will be provided to Meridian on or before the date specified in the preamble to this Article II and are in full force and effect on the date hereof and neither UCB nor any UCB Subsidiary (nor, to the knowledge of UCB, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument, except where such breach or default is unlikely to have a Material Adverse Effect on UCB or a material adverse effect on the assets, business, financial condition or results of operations of UCTC. Except as set forth in the UCB Disclosure Schedule, no party to any contract, plan, arrangement or instrument material to UCB that requires annual payments to UCB or any UCB subsidiary in excess of $250,000 will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. Except as set forth in the UCB Disclosure Schedule, no employee benefit plan, employment agreement, termination agreement, or similar agreement or arrangement to which UCB or any UCB Subsidiary is a party or under which UCB or any UCB Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in the UCB Disclosure Schedule or the employment contracts referred to in Section 2.08(c), no such agreement, plan or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of UCB or any UCB Subsidiary absent the occurrence of a subsequent event,
(y) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or
(z) requires UCB or any UCB Subsidiary to provide a benefit in the form of UCB Common Stock or determined by reference to the value of UCB Common Stock.

               (c)  UCB and UCTC are parties to employment
contracts only with Eugene H. Bauer, Nicholas Frungillo,
Donald S. Nowicki, Robert W. Dowens, Sr., J. Richard Pierce, and Theodore E. Zuczek. True and correct copies of such contracts have been delivered to Meridian prior to the execution of this Agreement and Meridian acknowledges receipt and acceptance thereof. Such contracts as delivered have not been amended or modified.

               (d) UCTC has negotiated two employment severance contracts, copies of which contracts have been delivered to Meridian, and real estate contracts as set forth in the UCB
Disclosure Schedule.

               (e)  Except as set forth in the UCB Disclosure
Schedule, since December 31, 1994, UCB has not increased the salary or wages of any employee of UCB or UCTC by more than 5%.

          Section 2.09  Ownership of Property; Insurance
Coverage.

               (a) UCB and the UCB Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by UCB or any UCB Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the UCB Regulatory Reports and in the UCB Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such balance sheets or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of the last such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets and financial condition of UCB and its Subsidiaries taken as a whole, and (iv) items permitted under Article IV. UCB and the UCB Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by UCB and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. A list of such existing leases and commitments to lease and the lease expense and minimum rental commitments with respect to such leases and lease commitments are set forth in the UCB Disclosure Schedule.

               (b)  UCB and the UCB Subsidiaries currently
maintain insurance similar in amounts, scope and coverage to that maintained by other peer banks and peer bank holding companies. Except as set forth in the UCB Disclosure Schedule, neither UCB nor any UCB Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or
(ii) premium costs with respect to such policies of insurance will be substantially increased. Except as set forth in the UCB Disclosure Schedule, there are presently no claims pending under such policies of insurance and no notices have been given by UCB or UCTC under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years UCB has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies, except as set forth in the UCB Disclosure Schedule.

          Section 2.10 Legal Proceedings. Except as set forth in the UCB Disclosure Schedule, neither UCB nor any UCB Subsidiary is a party to any, and there are no pending or, to the best of UCB's knowledge, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against UCB or any UCB Subsidiary, (ii) to which UCB or any UCB Subsidiary's assets are subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of UCB to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, should not be reasonably expected to materially and adversely affect the assets, business, financial condition or results of operations of UCB and its Subsidiaries taken as a whole.

          Section 2.11  Compliance With Applicable Law.

               (a)  UCB and the UCB Subsidiaries hold all
licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a material adverse effect on the assets, business, financial condition, the results of operations or prospects of UCB and its Subsidiaries taken as a whole.

               (b)  Neither UCB nor any UCB Subsidiary has
received any notification or communication from any Bank Regulatory Authority (i) asserting that UCB or any UCB Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Bank Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to UCB or any UCB Subsidiary; (iii) requiring or threatening to require UCB or any UCB Subsidiary, or indicating that UCB or any UCB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of UCB or any UCB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of UCB or any UCB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a "UCB Regulatory Agreement"). Neither UCB nor any UCB Subsidiary has consented to or entered into any UCB Regulatory Agreement, except as heretofore disclosed to Meridian.

          Section 2.12 ERISA. UCB has previously delivered, or will deliver, to Meridian true and complete copies of all employee pension benefit plans within the meaning of ERISA
Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual or long term incentive plans, settlement plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in the UCB Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of UCB or any UCB Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans.
Except as set forth in the UCB Disclosure Schedule, no such plan, policy, agreement or arrangement has been amended or adopted since January 1, 1993, except to the extent required by law. Neither UCB nor any UCB Subsidiary, and no pension plan maintained by UCB or any UCB Subsidiary, has incurred, directly or indirectly, any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) occurred with respect to any such pension plan. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither UCB nor any UCB Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply and, at all times in the past, have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. Except as disclosed in the UCB Disclosure Schedule, neither UCB nor any UCB Subsidiary has a material liability under any such plan which pursuant to GAAP is required to be reflected on or disclosed in (pursuant to a footnote or otherwise) the UCB Financials and which is not so reflected or disclosed thereon. To the best knowledge of UCB, except as disclosed in the UCB Disclosure Schedule, no prohibited transaction, breach of fiduciary duty or other transaction has occurred with respect to any employee benefit plan maintained by UCB or any UCB Subsidiary which would result in the imposition, directly or indirectly, of an excise tax or other penalty under ERISA or the IRC. UCB and the UCB Subsidiaries provide continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act.

          Section 2.13 Brokers and Finders. Except for UCB's engagement of Goldman, Sachs & Co., neither UCB nor any UCB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor, or except for a commitment to pay Goldman, Sachs & Co., incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement.

          Section 2.:\ Environmental Matters. To the knowledge of UCB, except as set forth in the UCB Disclosure Schedule, neither UCB nor any UCB Subsidiary, nor any properties owned or operated by UCB or any UCB Subsidiary has been or is in violation of or liable under any Environmental Law. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of UCB, threatened relating to the liability of any property owned or operated by UCB or any UCB Subsidiary under any Environmental Law.

          Section 2.15 Loan Portfolio. The allowance for loan losses reflected, or to be reflected, in the UCB Regulatory Reports, and shown, or to be shown, on the balance sheets contained in the UCB Financials were, at the dates of such UCB Regulatory Reports or UCB Financials, adequate, in accordance with the requirements of GAAP and all applicable regulatory criteria. No Bank Regulatory Authority has requested UCB or UCTC to increase the allowance for loan losses during 1991, 1992, 1993 or 1994 beyond the allowance actually set with respect to such periods.

          Section 2.16 Information to be Supplied. The information to be supplied by UCB and UCTC for inclusion in the Registration Statement (including information to be incorporated by reference therein) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by UCB for inclusion in the Applications will, at the time such documents are filed with any Bank Regulatory Authority, be accurate in all material aspects.

          Section 2.17 Securities Documents. UCB has delivered, or will deliver, to Meridian copies of its (i) annual reports on SEC Form 10-K for the years ended December 31, 1994, 1993 and 1992, (ii) quarterly reports on SEC Form 10-Q for the quarters ended March 31, 1995 and March 31, June 30, and September 30, 1993 and 1994, and (iii) proxy materials used or for use in connection with its meetings of shareholders held in 1995, 1994 and 1993. At the time of their filing with the SEC, such reports and such proxy materials complied, in all material respects, with the Exchange Act and all applicable rules and regulations of the SEC and did not contain a misstatement or omission of a material fact.

          Section 2.18 Related Party Transactions. Except as disclosed in the UCB Disclosure Schedule or in the proxy statement for use in connection with UCB's 1995 annual meeting of shareholders or in the footnotes to the UCB Financials, UCB is not a party to any transaction (including any loan or other credit accommodation) with any director, officer, associate or 5% shareholder (each, an "Insider") of UCB. All such transactions
(a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth in the UCB Disclosure Schedule, no loan or credit accommodation to any Insider of UCB is presently in default or, during the one-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither UCB nor UCTC has any reason to believe that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by UCTC is inappropriate.

          Section 2.19 Investment Banking Opinion. The Board of Directors of UCB has received an opinion, dated as of the date of approval of the Merger by the Board, from Goldman, Sachs & Co., that the Exchange Ratio is fair to the shareholders of UCB from a financial point of view.

          Section 2.20  Antitakeover Provisions Inapplicable.
The provisions of Sections 14A:10A-4 and 14A:10-5 of the NJBCA do not and will not apply to this agreement or the transactions contemplated hereby.

          Section 2.21  Quality of Representations.  No
representations made by UCB in this Agreement contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements made not misleading.

                           ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF MERIDIAN

          Meridian hereby represents and warrants to UCB that, except as specifically set forth herein or in the Meridian
Disclosure Schedule delivered to UCB by Meridian on May 23, 1995:

          Section 3.01  Organization.

               (a) Meridian is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each Meridian Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses full corporate power and authority to carry on its respective business and to own, lease and operate its properties as presently conducted. Neither Meridian nor any Meridian Subsidiary is required by the conduct of its business or the ownership or leasing of its assets to qualify to do business as a foreign corporation in any jurisdiction, where the failure to be so qualified would be material to the assets, business, financial condition or results of operations of Meridian and its Subsidiaries taken as a whole. Meridian is a multi-bank holding company duly registered under the BHC Act.

               (b)  MBNJ is a bank and trust company, duly
organized and validly existing under the laws of the state of New Jersey. MBNJ is not a member of the Federal Reserve System.
MBNJ has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

               (c) There are no Meridian Subsidiaries other than those identified in the Meridian Disclosure Schedule.

               (d) MBNJ is a commercial bank the deposits of which are insured by the Bank Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act.

               (e) The respective minute books of Meridian and MBNJ accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

               (f) Prior to the execution of this Agreement, Meridian has delivered to UCB true and correct copies of the articles of incorporation and bylaws of Meridian and MBNJ.

          Section 3.02  Capital Structure.

               (a) As of April 30, 1995, Meridian is authorized, by its articles of incorporation, to issue (a) 200,000,000 shares of common stock, par value $5.00 per share ("Meridian Common Stock"), of which 2,469,678 shares are issued and held by Meridian as treasury stock and 55,847,300 shares are issued and outstanding, and (b) 25,000,000 shares of preferred stock, par value $25.00 per share, none of which are issued and outstanding. Except as set forth in the Meridian Disclosure Schedule, there has been no change in the shares of authorized, issued or outstanding shares of Meridian Common Stock. All shares of Meridian Common Stock issued and outstanding are fully paid and nonassessable and none were issued in violation of any preemptive rights. Meridian has no Rights authorized, issued or outstanding, other than (i) the Meridian Stock Purchase Rights,
(ii) as authorized under the Meridian ESOP and other employee benefit plans, stock option plan, and dividend reinvestment plan, and (iii) 500,000 shares of Meridian Common Stock issuable to former shareholders of McGlinn Capital Management, Inc. Since December 31, 1993, Meridian has repurchased (i) 2,240,738 shares of Meridian Common Stock for issuance in connection with Meridian's employee benefit plans, stock option plan and dividend reinvestment plan and (ii) 500,000 shares in connection with providing for the McGlinn acquisition. As of April 30, 1995, Meridian had approximately 27,000 shareholders of record. The Meridian Disclosure Schedule lists the timing and number of purchases of Meridian Common Stock by the Meridian ESOP and other employee benefit plans, stock option plan and dividend reinvestment plan between January 1, 1994 and the date of this Agreement.

               (b) No Person is known to Meridian to be the beneficial owner (as defined in Section 13(d) of the Exchange
Act) of 5% or more of the outstanding shares of Meridian Common Stock, except as disclosed in Meridian's proxy statement used in connection with its 1995 annual meeting of shareholders, previously delivered to UCB.

               (c) Meridian owns all of the capital stock of Meridian Bank, Delaware Trust Company, and MBNJ free and clear of any lien or encumbrance. Neither (i) Meridian nor, (ii) MBNJ nor
(iii) any other Meridian Subsidiary owns any equity interest, directly or indirectly, in any other company, except for equity interests identified on the Meridian Disclosure Schedule, equity interests identified pursuant to Section 3.01(c) hereof, equity interests held in the investment portfolios of Meridian or Meridian Subsidiaries, equity interests held by Meridian Subsidiaries in a fiduciary capacity and equity interests held in connection with the commercial loan and ancillary real estate activities of Meridian Subsidiaries. As used in this paragraph, "equity interests" include any subscriptions, options, warrants, calls, commitments, agreements or other Rights.

               (d) The authorized capital stock of MBNJ consists of (a) 6,000,000 shares of common stock, par value $5.00 per share, of which, no shares are held by MBNJ as treasury stock and 1,000,000 shares were issued and outstanding and (b) 25,000,000 shares of preferred stock, par value $25.00 per share, none of which are issued and outstanding. All shares of capital stock of MBNJ issued and outstanding are fully paid and nonassessable and owned by Meridian, and none were issued in violation of any preemptive rights. MBNJ has no Rights authorized, issued or outstanding.

          Section 3.03  Authority; No Violation.

               (a)  Meridian has full corporate power and
authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. MBNJ has full corporate power and authority to execute and deliver the Bank Plan of Merger and to complete the Bank Merger. The execution and delivery of this Agreement by Meridian and the completion by Meridian of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Meridian and, except for approval by the shareholders of Meridian under NASD rules applicable to it, no other corporate proceedings on the part of Meridian are necessary to complete the transactions contemplated hereby. The execution and delivery of the Bank Plan of Merger by MBNJ and the completion by MBNJ of the Bank Merger have been duly and validly approved by the Board of Directors of MBNJ and by Meridian as sole shareholder of MBNJ, and no other corporate proceedings on the part of MBNJ are necessary to consummate the transactions contemplated by the Bank Plan of Merger. This Agreement has been duly and validly executed and delivered by Meridian and, subject to approval by the shareholders of Meridian under the rules of the NASD applicable to it, and receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of Meridian, enforceable against Meridian in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by MBNJ concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of MBNJ, enforceable against MBNJ in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

               (b)  (A) The execution and delivery of this
Agreement by Meridian, (B) the execution and delivery of the Bank Plan of Merger by MBNJ, (C) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and UCB's and Meridian's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (D) compliance by Meridian or MBNJ with any of the terms or provisions hereof or of the Bank Plan of Merger will not
(i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Meridian or MBNJ;
(ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Meridian or MBNJ or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Meridian or MBNJ under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Meridian or is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or
(iii) hereof which, either individually or in the aggregate, will not have a material adverse effect on Meridian or a material adverse effect on Meridian's ability to perform hereunder.

          Section 3.04 Consents. Except for the consents, approvals, filings and registrations with the FRB, the FDIC, the NJDB, the PDB, the SEC, and state "blue sky" authorities and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of Meridian under the rules of the NASD and of the Bank Plan of Merger by Meridian as the sole shareholder of MBNJ, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Meridian or the Bank Plan of Merger by MBNJ, or (b) the completion by Meridian of the transactions contemplated hereby or by MBNJ of the Bank Merger. Meridian has no reason to believe that any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Meridian's ability to complete the transactions contemplated by this Agreement.

          Section 3.05  Financial Statements.

               (a) Meridian has previously delivered, or will deliver, to UCB the Meridian Regulatory Reports. The Meridian Regulatory Reports have been, or will be, prepared in accordance with applicable regulatory accounting principles and practices applied on a consistent basis throughout the periods covered by such statements, and fairly present, or will fairly present, the financial position, results of operations and changes in shareholders' equity of Meridian as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

               (b) Meridian has previously delivered, or will deliver, to UCB the Meridian Financials. The Meridian Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Meridian as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis.

               (c) At the date of any balance sheet included in the Meridian Financials, Meridian did not have any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Meridian Financials or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities and obligations which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring adjustments and the absence of footnotes.

          Section 3.06   Taxes.

               (a) Meridian and the Meridian Subsidiaries are members of the same affiliated group within the meaning of IRC
Section 1504(a). Meridian has duly filed, and will file, in correct form all federal, state and local tax returns then required to be filed by or with respect to Meridian and all Meridian Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Meridian and any Meridian Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

               (b) No consent pursuant to IRC Section 341(f) has been filed (or will be filed prior to the Closing Date) by or with respect to Meridian or any Meridian Subsidiary.

          Section 3.07  No Material Adverse Change.  Except as
set forth in the Meridian Disclosure Schedule, Meridian has not suffered any Material Adverse Change since March 31, 1995.

          Section 3.08  Contracts.

               (a)  Except as described in Meridian's proxy
statement for its 1995 annual meeting of shareholders previously delivered to UCB, in the footnotes to the audited consolidated financial statements of Meridian as of December 31, 1994 and 1993 and for the three years ended December 31, 1994, in the Meridian Disclosure Schedule or in Section 3.08(c) or (d), neither Meridian nor any Meridian Subsidiary is a party to or subject to:
(i) any employment, consulting or severance contract or arrangement with any named executive officer identified in the Compensation Table included in Meridian's proxy statement used in connection with its 1995 annual meetings of shareholders, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any named executive officer identified in the Compensation Table included in Meridian's proxy statement used in connection with its 1995 annual meeting of shareholders;
(iii) any collective bargaining agreement with any labor union relating to employees of Meridian or any Meridian Subsidiary;
(iv) any agreement which by its terms limits the payment of dividends by any Meridian Subsidiary; or (v) any contract (other than this Agreement) limiting the freedom of any Meridian Subsidiary to engage in any type of banking or bank-related business permissible under law.

               (b)  The agreements, plans, arrangements and
instruments referred to in Section 3.08(a) or described in Meridian's proxy statement for its 1995 annual meeting of shareholders or in a footnote to Meridian's audited consolidated financial statements are in full force and effect on the date hereof and neither Meridian nor any Meridian Subsidiary (nor, to the knowledge of Meridian, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument. Except as set forth in the Meridian Disclosure Schedule or in Meridian's Proxy Statement for its 1995 meeting of shareholders, no party to any material contract, plan, arrangement or instrument that requires annual payments in excess of $250,000 will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement and none of the employees of Meridian or any Meridian Subsidiary possess the right to terminate their employment as a result of the execution of this Agreement. Except as set forth in the Meridian Disclosure Schedule or in Meridian's proxy statement for its 1995 meeting of shareholders, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which Meridian or any Meridian Subsidiary is a party or under which Meridian or any Meridian Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder.

          Section 3.09  Ownership of Property; Insurance
Coverage.

               (a) Meridian and the Meridian Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by Meridian or any Meridian Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Meridian Regulatory Reports and in the Meridian Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets). Meridian and the Meridian Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Meridian and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

               (b)  Meridian and the Meridian Subsidiaries
currently maintain insurance similar in amounts, scope and coverage to that maintained by other peer banks and peer bank holding companies. All such insurance is valid and enforceable and in full force and effect, and within the last three years Meridian has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies, except as set forth on the Meridian Disclosure Schedule.

          Section 3.10 Legal Proceedings. Except as disclosed in the Meridian Disclosure Schedule, neither Meridian nor any Meridian Subsidiary is a party to any, and there are no pending or, to the best of Meridian's knowledge, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature
(i) against Meridian or any Meridian Subsidiary, (ii) to which Meridian's or any Meridian Subsidiary's assets are subject,
(iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Meridian to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, should not be reasonably expected to materially and adversely affect the assets, business, financial condition or results of operations of Meridian and its Subsidiaries taken as a whole.

          Section 3.11  Compliance With Applicable Law.

               (a) Meridian and the Meridian Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a material adverse effect on the assets, business, financial condition or results of operations of Meridian and its Subsidiaries taken as a whole.

               (b)  Except as set forth in the Meridian
Disclosure Schedule, neither Meridian nor any Meridian Subsidiary has received any notification or communication from any Regulatory Authority or the SEC or any state securities law regulatory authority (i) asserting that Meridian or any Meridian Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Bank Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Meridian or any Meridian Subsidiary; (iii) requiring or threatening to require Meridian or any Meridian Subsidiary, or indicating that Meridian or any Meridian Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Meridian or any Meridian Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Meridian or any Meridian Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a "Meridian Regulatory Agreement"). Neither Meridian nor any Meridian Subsidiary has consented to or entered into any Meridian Regulatory Agreement, except as heretofore disclosed to UCB.

          Section 3.12 ERISA. Neither Meridian nor any Meridian Subsidiary, and no pension plan maintained by Meridian or any Meridian Subsidiary, has incurred, directly or indirectly, any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) occurred with respect to any such pension plan. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither Meridian nor any Meridian Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply and, at all times in the past, have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. Except as disclosed in the Meridian Disclosure Schedule, neither Meridian nor any Meridian Subsidiary has a material liability under any such plan which pursuant to GAAP is required to be reflected on or disclosed in (pursuant to a footnote or otherwise) the Meridian Financials and which is not so reflected or disclosed thereon. To the best knowledge of Meridian, except as disclosed in the Meridian Disclosure Schedule, no prohibited transaction, breach of fiduciary duty or other transaction has occurred with respect to any employee benefit plan maintained by Meridian or any Meridian Subsidiary which would result in the imposition, directly or indirectly, of an excise tax or other penalty under ERISA or the IRC. Meridian and the Meridian Subsidiaries provide continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC
Section 4980B(f).  Such group health plans are in compliance with
Section 1862(b)(1) of the Social Security Act.

          Section 3.13 Brokers and Finders. Except for Meridian's engagement of Keefe, Bruyette & Woods, Inc. and Lehman Brothers, Inc., neither Meridian nor any Meridian Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor, or except for commitments to pay Keefe, Bruyette & Woods, Inc. and Lehman Brothers, Inc., incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement.

          Section 3.14 Environmental Matters. To the knowledge of Meridian, except as set forth on the Meridian Disclosure Schedule, neither Meridian nor any Meridian Subsidiary, nor any properties owned or operated by Meridian or any Meridian Subsidiary has been or is in violation of or liable under any Environmental Law. Except as set forth on the Meridian Disclosure Schedule, there are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of Meridian, threatened relating to the liability of any property owned or operated by Meridian or any Meridian Subsidiary under any Environmental Law.

          Section 3.15 Loan Portfolio. The allowance for loan losses reflected, or to be reflected, in the Meridian Regulatory Reports, and shown, or to be shown, on the balance sheets contained in the Meridian Financials were, at the dates of such Meridian Regulatory Reports or Meridian Financials, adequate, in accordance with the requirements of GAAP and all applicable regulatory criteria. No Regulatory Authority has requested Meridian or any Meridian Subsidiary to increase its allowance for loan losses during 1991, 1992, 1993 or 1994 beyond the allowance actually set with respect to such periods.

          Section 3.16 Information to be Supplied. The information to be supplied by Meridian for inclusion in the Registration Statement (including information to be incorporated by reference therein) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The Registration Statement will comply, in all material respects, as to form with the requirements of the Securities Act. The information supplied, or to be supplied, by Meridian for inclusion in the Applications will, at the time such documents are filed with any Bank Regulatory Authority, be accurate in all material aspects.

          Section 3.17 Securities Documents. Meridian has delivered, or will deliver, to UCB copies of its (i) annual reports on SEC Form 10-K for the years ended December 31, 1994, 1993, and 1992, (ii) quarterly reports on SEC Form 10-Q for the quarters ended March 31, 1995 and March 31, June 30, and September 30, 1993 and 1994, and (iii) proxy materials used in connection with its annual meeting of shareholders held in April 1995. At the time of their filing with the SEC, such reports and such proxy materials complied, in all material respects, with the Exchange Act and the applicable rules and regulations of the SEC and did not contain an untrue statement or omission of a material fact.

          Section 3.18 Related Party Transactions. Except as disclosed in the Meridian Disclosure Schedule or the proxy statement for use in connection with Meridian's 1995 annual meeting of shareholders or in the footnotes to the Meridian Financials, Meridian is not a party to any transaction (including any loan or other credit accommodation) with any director, officer, associate or 5% shareholder (each an "Insider") of Meridian (except a Meridian Subsidiary). All such transactions
(a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth on the Meridian Disclosure Schedule, no loan or credit accommodation to any Insider of Meridian is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Meridian nor any Meridian Subsidiary has any reason to believe that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by any Meridian Subsidiary is inappropriate.

          Section 3.19 Investment Banking Opinion. Meridian has received an opinion from Lehman Brothers, Inc. to the effect that the transaction is fair to Meridian from a financial point of view.

          Section 3.20  Quality of Representations.  No
representation made by Meridian in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made not misleading.

                           ARTICLE IV
                    COVENANTS OF THE PARTIES

          Section 4.01  Conduct of UCB's Business.

               (a)  From the date of this Agreement to the
Closing Date, UCB and each UCB Subsidiary will conduct its business and engage in transactions, including extensions of credit and pricing deposit liabilities, only in the ordinary course and consistent with past practice and policies, except as otherwise required or permitted by this Agreement, as set forth in the UCB Disclosure Schedule or with the written consent of Meridian. UCB will use its best efforts, and will cause UCTC to use its best efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and
(iii) preserve for itself the good will of customers of UCB and UCB Subsidiaries and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by Meridian in writing or as permitted or required by this Agreement, UCB will not, and UCB will not permit any UCB Subsidiary to:

                    (i)  change any provision of its articles of
     incorporation or bylaws;

                    (ii)  change the number of authorized or
     issued shares of its capital stock or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock except that UCB may continue to declare and pay regular quarterly cash dividends on March 1, June 1, September 1, and December 1 of each year, not to exceed $1.85 per share of UCB Common Stock outstanding, provided that each of Meridian and UCB shall have received from KPMG Peat Marwick a letter reasonably satisfactory to each of them to that effect that the payment of any such dividend would not prevent Meridian from accounting for the Merger as a pooling of interests. Notwithstanding the foregoing, UCB shall not, without the prior written consent of Meridian, declare or pay any such cash dividend on shares of UCB Common Stock in or for any calendar quarter in which Meridian reasonably anticipates that the Effective Date will occur on or prior to the record date for the payment by Meridian, during such quarter, of a regular cash dividend on shares of Meridian Common Stock;

                    (iii)  except as set forth on the UCB
     Disclosure Schedule, grant any severance or termination pay (other than pursuant to written policies or written agreements of UCB or UCB Subsidiaries in effect on the date hereof and provided to Meridian prior to the date hereof) to, or enter into or amend any employment agreement with, or increase the compensation of, any employee, officer or director of UCB or any UCB Subsidiary, except for routine periodic increases, individually and in the aggregate, in accordance with past practice;

                    (iv)  except as set forth on the UCB
     Disclosure Schedule, merge or consolidate UCB or any UCB Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of UCB or any UCB Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between any UCB Subsidiary and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any UCB Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

                    (v)  except as set forth in the UCB
     Disclosure Schedule, sell or otherwise dispose of the capital stock of UCTC or sell or otherwise dispose of any asset of UCB or of any UCB Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of UCB or of any UCB Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; modify in any material manner the manner in which UCB or any UCB Subsidiary has heretofore conducted its business or enter into any new line of business; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice; provided, however, that UCTC may undertake the activities listed on the UCB Disclosure Schedule;

                    (vi)  take any action which would result in
     any of the representations and warranties of UCB set forth in this Agreement becoming untrue as of the Closing Date or in any of the conditions set forth in Article V hereof not being satisfied;

                    (vii)  change any method, practice or
     principle of accounting except for implementation of SFAS
     No. 112, SFAS No. 114 and SFAS No. 115 and any new SFAS standard;

                    (viii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing agreement to which UCB or any UCB Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

                    (ix)  except as set forth in the UCB
     Disclosure Schedule, implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost or are required by law or are contemplated hereunder;

                    (x)  compromise, extend or restructure any
     loan with an unpaid principal balance exceeding $1 million individually or $10 million in the aggregate, except as set forth in the UCB Disclosure Schedule;

                    (xi)  except in accordance with UCB policies
     existing on November 1, 1994 (as the same may be amended with the consent of Meridian), and except consistent with UCB's practices on November 1, 1994 (as the same may be changed with the consent of Meridian), sell, exchange or otherwise dispose of any investment securities or loans that are held for sale, prior to scheduled maturity;

                    (xii) except in accordance with UCB policies existing on November 1, 1994 (as the same may be amended with the consent of Meridian), and except consistent with UCB's practices existing on November 1, 1994 (as the same may be changed with the consent of Meridian), purchase any security for its investment portfolio;

                    (xiii)  purchase or sell, exchange or
     otherwise dispose of any investment securities which would result in the creation of undue risk with respect to such portfolio or sell or otherwise dispose of any equity securities included in the investment portfolio;

                    (xiv)  except as set forth in the UCB
     Disclosure Schedule and consistent with prudent banking practice and UCB's current underwriting standards, make or modify any loan or other credit facility commitment;

                    (xv)  except as set forth in the UCB
     Disclosure Schedule and consistent with past practice, enter into, renew, extend or modify any other transaction with any Affiliate;

                    (xvi)  enter into any swap or similar
     commitment, agreement or arrangement;

                    (xvii)  take any further action (other than
     continuation of employment in accordance with past practice) that would give rise to a right of payment to any individual under any employment agreement or any bonus or performance award arrangement;

                    (xviii) take any action that UCB knows would preclude satisfaction of the condition to closing contained in Section 5.02(k) relating to financial accounting treatment of the Merger;

                    (xix)  amend its articles of incorporation,
     charter or bylaws or permit the amendment of the articles of incorporation, charter or bylaws of any UCB Subsidiary;

                    (xx)  materially change its interest rate
     composition for purposes of asset/liability management or manage its interest rate risk otherwise than consistent with past practice; or

                    (xxi)  agree to do any of the foregoing.

          For purposes of this Section 4.01, it shall not be considered in the ordinary course of business for UCB or any UCB Subsidiary to do any of the following: (i) make any capital expenditures of more than $1,000,000 in any calendar year in the aggregate, without the prior written consent of Meridian;
(ii) except as set forth in the UCB Disclosure Schedule, make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate, in excess of $1,000,000, other than a pledge of assets to secure government deposits, the exercise of trust powers, sale of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, or transactions in investment securities by a UCB Subsidiary or repurchase agreements made, in each case, in the ordinary course of business; (iii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by UCB or any UCB Subsidiary in excess of $1,000,000 or a payment to an affiliate of UCB or containing a material financial commitment and extending beyond 12 months from the date hereof; or (iv) initiate or implement any loan marketing programs at other than market rates.

          Section 4.02  Access; Confidentiality.

               (a) From the date of this Agreement through the Closing Date, UCB shall afford to, and shall cause each UCB Subsidiary to afford to, Meridian and its authorized agents and representatives, complete access to its respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of UCB will furnish any person making such investigation on behalf of Meridian with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as Meridian shall from time to time reasonably request.

               (b) During the 30 day period immediately prior to the estimated Closing Date under this Agreement, Meridian shall afford to, and shall cause each Meridian Subsidiary to afford to, UCB and its authorized agents and representatives, continuing access to Meridian's properties, assets, books and records and personnel, at reasonable hours and after reasonable notice. Such due diligence shall be consistent in scope to the due diligence conducted by UCB in connection with the execution of this Agreement.

               (c) UCB and Meridian each agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

               (d) If the transactions contemplated by this Agreement shall not be consummated, UCB and Meridian will each destroy or return all documents and records obtained from the other party or its representatives, during the course of its investigation and will cause all information with respect to the other party obtained pursuant to this Agreement or preliminarily thereto to be kept confidential, except to the extent such information becomes public through no fault of the party to whom the information was provided or any of its representatives or agents and except to the extent disclosure of any such information is legally required. UCB and Meridian shall each give prompt notice to the other party of any contemplated disclosure where such disclosure is so legally required.

               (e) UCB and Meridian each agree not to hire the other's employees during the term of this Agreement, and if this Agreement terminates, for a period of six months thereafter.

               (f) Meridian shall permit for a period of 2 years after Closing access to the minute books of UCTC and its affiliates for purposes of historical research.

          Section 4.03  Regulatory Matters and Consents.

               (a) Meridian will prepare all Applications and make all filings for, and use their best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Bank Regulatory Authorities necessary or advisable to complete the transactions contemplated by this Agreement.

               (b)  UCB will furnish Meridian with all
information concerning UCB and UCB Subsidiaries as may be necessary in connection with any Application or filing made by or on behalf of Meridian to any Regulatory Authority in connection with the transactions contemplated by this Agreement as promptly as practicable.

               (c)  Meridian will promptly furnish UCB with
copies of written communications to, or received by Meridian or any Meridian Subsidiary from, any Regulatory Authority in respect of the transactions contemplated hereby.

               (d)  UCB will cooperate with Meridian in the
foregoing matters and will furnish Meridian with all information concerning UCB and UCB Subsidiaries as may be necessary in connection with any Application or filing (including the Registration Statement and any report filed with the SEC) made by or on behalf of Meridian to any Regulatory Authority in connection with the transactions contemplated by this Agreement, and such information will be accurate and complete in all material respects. In connection therewith, UCB will provide certificates and other documents reasonably requested by Meridian.

          Section 4.04  Taking of Necessary Action.

               (a) Meridian and UCB shall each use its best efforts in good faith, and each of them shall cause its Subsidiaries to use their best efforts in good faith, to
(i) furnish such information as may be required in connection with the preparation of the documents referred to in Section 4.03 of this Agreement and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit completion of the Merger and the Bank Merger at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of each Person whose consent or approval is required for consummation of the transactions contemplated hereby, provided that neither UCB nor any UCB Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Meridian and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger and the Bank Merger pursuant to this Agreement and the Bank Plan of Merger; provided that nothing herein contained shall preclude Meridian or UCB or from exercising its rights under this Agreement or the Option Agreement.

               (b)  UCB and Meridian shall prepare a
Prospectus/Proxy Statement to be mailed to shareholders of UCB in connection with the meeting of UCB shareholders and transactions contemplated hereby and to be filed by Meridian with the SEC in the Registration Statement, which Prospectus/Proxy statement shall conform in the reasonable judgment of Meridian and UCB and their respective counsel to all applicable legal requirements. Meridian shall, as promptly as practicable following the preparation thereof, in a form consented to by both Meridian and UCB, file the Registration Statement with the SEC and UCB and Meridian shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Meridian will advise UCB, promptly after Meridian receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Meridian shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

          Section 4.05  Certain Agreements.

               (a) Subject to Section 4.13 hereof, as soon as practicable after the Effective Date, all employees of UCB and UCB Subsidiaries whose employment is continued shall be employed upon their existing terms and conditions, provided that this
Section 4.05(a) shall not be construed (i) to limit the ability of Meridian and Meridian Subsidiaries to terminate the employment of any employee or to review and adjust employee salary levels and employee benefit programs from time to time and to make such changes as they deem appropriate, (ii) to require Meridian or any Meridian Subsidiaries to provide employees or former employees with any specific benefits, or (iii) to constitute UCB employees or former employees as third party beneficiaries of this
Section 4.05(a).

               (b) For a period of six years from and after the Effective Date, Meridian shall indemnify, and advance expenses in matters that may be subject to indemnification to, persons who served as directors and officers of UCB or any UCB Subsidiary on or before the Effective Date with respect to liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Date in accordance with and subject to the requirements and other provisions of Meridian's articles of incorporation and bylaws in effect on the date of this Agreement and applicable provisions of law to the same extent as Meridian is obliged thereunder to indemnify and advance expenses to its own directors and officers with respect to liabilities and claims made against them resulting from their service as such for Meridian.

               (c) Meridian, from and after the Effective Date, will provide to the persons who served as directors or officers of UCB or any UCB Subsidiary on or before the Effective Date insurance against liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Date. Such coverage shall be provided by means of an extended reporting period endorsement to the policy presently issued to UCB by the present carrier for UCB. Such insurance coverage will be provided for a policy period of six years after the Effective Date.

          Section 4.06 No Other Bids and Related Matters. UCB shall not, nor shall it permit any UCB Subsidiary or any other Affiliate of UCB or any officer, director or employee of any of them, or any investment banker, attorney, accountant or other representative retained by UCB, any UCB Subsidiary or any other UCB Affiliate to, directly or indirectly, solicit, encourage, initiate or, except as may be legally required for the discharge by UCB's Board of Directors of its fiduciary duty but only prior to the effectiveness of the Registration Statement, engage in discussions or negotiations with, or respond to requests for information, inquiries, or other communications from, any person other than Meridian concerning the fact of, or the terms and conditions of, this Agreement, or concerning any acquisition of UCB, any UCB Subsidiary, or any assets or business thereof (except that UCB's officers may respond to inquiries from analysts, Regulatory Authorities and holders of UCB Common Stock in the ordinary course of business). UCB shall notify Meridian immediately if any such discussions or negotiations are sought to be initiated with UCB by any person other than Meridian or if any such requests for information, inquiries, proposals or communications are received from any person other than Meridian. In the event of a response or discussions by UCB in accordance with this Section 4.06, UCB shall keep Meridian advised of all developments which could reasonably be expected to result in the UCB Board of Directors withdrawing, modifying or amending its recommendation of the Merger.

          Section 4.07  Core Deposits.  UCB shall, and shall
cause each UCB Subsidiary to, use commercially reasonable efforts to maintain and increase core deposits (other than certificates of deposit of $100,000 and over).

          Section 4.08 Duty to Advise; Duty to Update UCB's Disclosure Schedule. UCB shall promptly advise Meridian of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. UCB shall update UCB's Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Disclosure Schedule shall not relieve UCB from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.02(b) hereof.

          Section 4.09 Conduct of Meridian's Business. From the date of this Agreement to the Closing Date, Meridian will use its best efforts to (x) preserve its business organizations intact,
(y) maintain good relationships with employees, and (z) preserve for itself the goodwill of customers of Meridian and Meridian Subsidiaries and others with whom business relationships exist. In addition, Meridian shall not take any action that Meridian knows would preclude satisfaction of the condition to closing contained in Section 5.02(k) relating to financial accounting treatment.

          Section 4.10 Board and Committee Minutes and Meetings. UCB shall provide to Meridian, within 15 business days after any meeting of the Board of Directors of UCB or UCTC, a copy of the minutes of such meeting. UCB shall also provide to Meridian as soon as available prior to any meeting of the Board of Directors of UCB, any committee of the Board of Directors of UCB, or any senior management committee of UCB copies of materials, including the agenda, distributed to such UCB directors or officers in connection with any such meeting.

          Section 4.11  Undertakings by Meridian and UCB.

               (a)  UCB shall:

                    (i)  Voting by Directors.  Use reasonable
     efforts to cause all members of UCB's Board of Directors to vote all shares of UCB's Common Stock over which they hold sole voting power, and to cause all shares over which they hold shared voting power to be voted, in favor of this Agreement;

                    (ii)  Approval of Bank Plan of Merger.  If
     all other conditions to UCB's obligation to complete these transactions have been met or waived, approve the Bank Plan of Merger as sole shareholder of UCTC and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by UCTC; and

                    (iii)  Proxy Solicitor.  If Meridian requests
     and agrees to bear the expense thereof, retain a proxy solicitor in connection with the solicitation of UCB shareholder approval of this Agreement; or

               (b)  Meridian and UCB shall each:

                    (i)  Shareholder Meetings.  Submit this
     Agreement to their respective shareholders for approval at a meeting to be held as soon as practicable, and use their respective best efforts to cause their respective Boards of Directors to unanimously recommend approval of this Agreement to their respective shareholders, and, if there are not sufficient votes at the time of such meeting to constitute a quorum or to approve this Agreement, adjourn such meetings for a period not to exceed 30 days to permit further solicitation of proxies;

                    (ii)  Filings and Approvals.  Cooperate with
     the other in the prompt preparation and filing, as soon as practicable, of (A) the Applications, (B) the Registration Statement and related filings under state securities laws covering the Meridian Common Stock and related Meridian Stock Purchase Rights to be issued pursuant to the Merger,
     (C) all other documents necessary to obtain any other approvals and consents required to effect the completion of the Merger and the Bank Merger, and (D) all other documents contemplated by this Agreement;

                    (iii)  Identification of UCB's Affiliates.
     Cooperate with the other and use its best efforts to identify those persons who may be deemed to be Affiliates of UCB;

                    (iv) Public Announcements. Meridian and UCB and their respective officers, directors, employees and agents will cooperate with each other in good faith, consistent with their respective legal obligations, in the preparation and distribution of any and all press releases, announcements and other public disclosures concerning the transactions contemplated hereby. Neither party will make a public announcement concerning without first giving the other party reasonable opportunity to review and comment on such announcement.

                    (v) Maintenance of Insurance. Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

                    (vi)  Maintenance of Books and Records.
     Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with generally accepted accounting principles applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

                    (vii)  Delivery of Securities Documents.
     Deliver to the other, copies of all Securities Documents immediately after the filing thereof;

                    (viii)  Taxes.  File all federal, state, and
     local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due; or

                    (ix)  Delivery of Interim Financial
     Statements. Deliver as soon as practicable after the end of each month and each fiscal quarter prior to the Effective Date, (but in any event during the 5 business day period following UCB Board of Director approval thereof) commencing with the month during which this Agreement is executed, an unaudited consolidated balance sheet as of such date and related unaudited consolidated statements of income and cash flows for the period then ended, which financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied and shall fairly reflect its consolidated financial condition and consolidated results of operations and cash flows for the periods then ended. Monthly financial statements shall be kept confidential in accordance with Section 4.02.

          Section 4.12  Employee Benefits.

               (a) Except as provided in Section 4.12(b), the employee benefit plans, arrangements and related policies of UCB, UCTC and Meridian shall initially be unaffected by the Merger. Following the Merger, Meridian will review such plans, arrangements and policies with a view toward consolidating the same to the extent feasible and economical. In this regard, UCB and Meridian contemplate that, subject to Internal Revenue Service and Pension Benefit Guaranty Corporation approval, the defined benefit pension plans of UCTC and Meridian will be merged as soon as administratively feasible. To the extent former employees of UCB or a UCB Subsidiary become participants in a plan of Meridian, they will be given past service credit for eligibility, participation, and vesting purposes, but not for benefit accrual purposes. For purposes of benefit accrual, credited service under the Meridian plan will commence on the day following the date of plan merger. When a former UCTC plan participant retires, he or she will receive a benefit which consists of the sum of (i) the benefit determined under the UCTC plan as it existed as of the date of plan merger for years of service based on an employee's original employment date with UCB through the date of plan merger utilizing actual current compensation earned as of retirement date and (ii) the benefit calculated under the Meridian plan from the day following the date of plan merger through retirement date.

               (b) Employees of UCB and the UCB Subsidiaries immediately prior to the Effective Date, who become employees of Meridian or a Meridian Subsidiary, will receive Compensation and Benefit Packages no less favorable, in the aggregate, than the Compensation and Benefits Packages to which they were entitled immediately prior to the Effective Date. For purposes of the preceding sentence, the term "Compensation and Benefit Package" means an employee's total salary, wage, bonus and benefits, including, without limitation, benefits under the UCTC Profit Sharing Plan proposed to be terminated under Section 4.12(c). Neither UCB nor a UCB Subsidiary maintains a severance policy or arrangement for terminated employees generally. Employees of UCB and the UCB Subsidiaries immediately prior to the Effective Date, who become employees of Meridian or a Meridian Subsidiary and are involuntarily terminated within one year thereafter, will receive a severance benefit equal to one week of pay in effect immediately prior to termination times the number of whole years of service with UCB, a UCB Subsidiary, Meridian, and a Meridian Subsidiary, subject to a minimum of 4 weeks of pay and maximum of 30 weeks of pay.

               (c)  Notwithstanding the provisions of
Section 4.12(a), UCB will take such steps as may be necessary to cause the UCTC Profit Sharing Plan to be terminated as of the Effective Date. The employer contribution (if any) for the year of plan termination shall be appropriately pro rated to take into account the portion of the plan year transpiring prior to its termination date. Provision shall be made for the distribution of assets to participants, subject to IRS approval. Meridian will cooperate with the proper funding and disbursement of funds to UCTC employees entitled to a distribution.

               (d)  Subject to Section 4.12(a) and (b) and
Section 5.01(l), Meridian may at any time and from time to time following the Merger (i) amend, freeze or terminate an employee benefit plan of Meridian, UCB or a UCB Subsidiary, or (ii) adopt a new employee benefit plan, either to replace a prior plan or otherwise. Nothing in this Section 4.12 shall be deemed to give Meridian the right to amend or affect in any way the employment agreements referred to in Section 2.08(c).

               (e)  Meridian will honor and discharge the
obligations of UCTC under the Benefit Equalization Plan which have accrued immediately prior to the Effective Date and which may thereafter accrue by reason of Meridian's compliance with the terms of this Agreement.

               (f)  Meridian will honor and discharge the
obligations of UCTC to its retirees under its post-retirement health care and life insurance plan. Meridian will honor and discharge the obligations of UCTC, if any, to its employees who are not retired under its post-retirement health care and life insurance plan to the extent such rights are not defeasible, either immediately prior to or after the Effective Date.

          Section 4.13  Employee Relations.

               (a) To the extent any employees of UCB may be displaced from their current positions as a result of the Merger, Meridian shall endeavor to offer employment to such persons at their then current location or at other Meridian locations where employment is then available.

               (b)  The UCTC Profit Sharing Plan shall be
terminated as of the Effective Date. The annual UCB contribution for the calendar year in which the closing occurs, shall be pro rated to the date of termination according to the formula set forth in the Plan and paid by UCTC to the Plan as soon as practicable after the Effective Date. In addition, prior to the termination of the UCB Profit Sharing Plan, it shall be amended, effective as of the first day of the plan year in which the Effective Date occurs, to modify the definition of "Adjusted Net Operating earnings" so as not to include as an expense the costs incurred by UCB and the UCB Subsidiaries which are directly attributable to the Merger.

          Section 4.14 Relocation of Corporate Headquarters. Meridian shall, effective as of the Effective Date, cause MBNJ to relocate its corporate headquarters to the address of UCB's present corporate headquarters in Cranford, New Jersey and cause the certificate of incorporation of MBNJ to be amended to reflect such relocation.

          Section 4.15  Post-Closing Board Membership.

               (a)  Meridian shall maintain the existing
membership of the two regional Boards of Directors of UCTC on the date hereof until at least December 31, 1996 at the same fee schedule existing on the date hereof.

               (b)  In the event that MBNJ is merged out of
existence, former UCTC directors who become directors of MBNJ shall become, at least until December 31, 1996, a regional board of directors at the same fee schedule (including any retainers paid by UCTC on the date hereof).

                            ARTICLE V
                           CONDITIONS

          Section 5.01 Conditions to UCB's Obligations under this Agreement. The obligations of UCB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by UCB pursuant to
Section 7.03 hereof:

               (a) Corporate Proceedings. All action required to be taken by, or on the part of, Meridian and MBNJ to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by Meridian and MBNJ; and UCB shall have received certified copies of the resolutions evidencing such authorizations;

               (b) Covenants; Representations. The obligations of Meridian required by this Agreement to be performed by Meridian at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of Meridian set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, provided however that UCB has given Meridian written notice and a reasonable opportunity to cure, and, in each case, except as to any representation or warranty (i) where the facts which cause the failure of such representation or warranty to be true and correct would not, either individually or in the aggregate, result in a Material Adverse Effect on the consolidated assets, financial condition or results of operation of Meridian and its subsidiaries taken as a whole; or (ii) which specifically relates to a time other than the Closing Date which was or shall be true in all material respects at such time or times;

               (c)  Approvals of Regulatory Authorities.
Meridian shall have received all approvals of Regulatory Authorities of the Merger, including without limitation the approval of the FDIC, the FRB and NJDOB, and delivered copies thereof to UCB; and all notice and waiting periods required thereunder shall have expired or been terminated;

               (d) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

               (e) No Material Adverse Change. Since March 31, 1995, there shall not have occurred any material adverse change in the consolidated assets, business, consolidated financial condition or consolidated results of operation, taken as a whole, of Meridian and its Subsidiaries;

               (f) Officer's Certificate. Meridian shall have delivered to UCB a certificate, dated the Closing Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.01 have been satisfied, to the best knowledge of the officer executing the same;

               (g) Opinion of Meridian's Counsel. UCB shall have received an opinion of Stevens & Lee, counsel to Meridian, dated the Closing Date, in form and substance reasonably satisfactory to UCB and its counsel to the effect set forth on
Exhibit 4 attached hereto;

               (h) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, deemed necessary by Meridian's counsel, shall have been obtained;

               (i) Tax Opinion. UCB shall have received an opinion of Stevens & Lee, substantially to the effect set forth on Exhibit 5 attached hereto and reasonably acceptable to counsel to UCB;

               (j)  Approval of UCB's Shareholders.  This
Agreement shall have been approved by the holders of at least
66-2/3% of the shares of UCB's Common Stock entitled to vote at the meeting at which the Merger is considered;

               (k) Employment Contracts. MBNJ and Meridian, jointly and severally, shall have specifically acknowledged, accepted and assumed the employment contracts referred to in
Section 2.08(c) in a writing delivered to the employees covered thereby, and UCB shall have received an opinion of Stevens & Lee substantially to the effect that such employment contracts will constitute binding obligations of Meridian and MBNJ enforceable in accordance with their respective terms, except as the same may be limited by insolvency, reorganization, moratorium, receivership, conservatorship or other laws affecting creditors' rights generally or as may be limited by the exercise of judicial discretion in applying principles of equity;

               (l)  Directors/Officers.  (i) Two nominees,
designated by UCB and reasonably acceptable to Meridian shall be duly appointed by the Board of Directors of Meridian, one to fill a vacancy in the class of Meridian directors which serves until the Annual Meeting of Meridian shareholders in 1997 and one to fill a vacancy in the class of Meridian directors which serves until the Annual Meeting of Meridian shareholders in either 1996 or 1998, respectively; and (ii) Albert W. Bossert, Anton J. Campanella, Edward J. Hobbie, John E. Holobinko, William C. Johnson, Jr., Robert G. Kenney, Henry G. Largey, Donald S. Nowicki and Maureen E. Staub shall be duly appointed as directors of MBNJ, joining Samuel A. McCullough, David E. Sparks, P. Sue Perrotty, Wayne Huey, Jr. and Paul W. McGloin. The Board of Directors of MBNJ, with the consent of Meridian, may also appoint other current officers or directors of UCB and/or UCTC as officers and/or directors of Meridian and/or MBNJ, in Meridian's discretion. Meridian presently intends to keep, as officers of MBNJ, as many officers of UCTC as is practicable;

               (m)  D&O Insurance.  UCB shall have received
evidence, reasonably satisfactory to it, that Meridian shall have obtained the insurance referred to in Section 4.05(c);

               (n) Pooling Letter. UCB shall have received a copy of the letter provided for in Section 5.02(k);

               (o) NASDAQ Listing. The shares of Common Stock of Meridian issuable in exchange for shares of UCB Common Stock and for the exercise of options shall be approved for listing on the Nasdaq Stock Market; and

               (p) Defined Benefit Plan Merger Documents. UCB shall have approved the plan merger documents for the merger of the UCB and Meridian defined benefit pension plans, which approval shall not be unreasonably withheld.

               (q) Investment Banking Opinion. UCB shall have received an updated written opinion from Goldman, Sachs & Co., dated not earlier than three business days before the mailing date of the Prospectus/Proxy Statement, to the effect the Exchange Ratio is fair to the shareholders of UCB.

          Section 5.02 Conditions to Meridian's Obligations under this Agreement. The obligations of Meridian hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Meridian pursuant to Section 7.03 hereof:

               (a) Corporate Proceedings. All action required to be taken by, or on the part of, UCB and UCTC to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by UCB and UCTC; and Meridian shall have received certified copies of the resolutions evidencing such authorizations;

               (b) Covenants; Representations. The obligations of UCB, required by this Agreement to be performed by it at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of UCB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, provided, however, that Meridian has given UCB written notice and a reasonable opportunity to cure, and, in each case, except as to any representation or warranty (i) where the facts which cause the failure of such representation or warranty to be true and correct would not, either individually or in the aggregate, results in a Material Adverse Effect on the consolidated assets, financial condition or results of operation of UCB and its subsidiaries taken as a whole; or (ii) which specifically relates to a time other than the Closing Date which was or shall be true in all material respects at such time or times;

               (c)  Approvals of Regulatory Authorities.
Meridian shall have received all approvals of Regulatory Authorities for the Merger, including without limitation the approvals of the FRB, the FDIC, the NJDB and the PDB, without the imposition of any term or condition that would have a material adverse effect on Meridian and its Subsidiaries, taken as a whole, upon completion of the Merger; and all notice and waiting periods required thereunder shall have expired or been terminated;

               (d) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

               (e) No Material Adverse Change. Since March 31, 1995, there shall not have occurred any material adverse change in the consolidated assets, business, consolidated financial condition or consolidated results of operation, taken as a whole, of UCB and the UCB Subsidiaries;

               (f)  Officer's Certificate.  UCB shall have
delivered to Meridian a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.02 have been satisfied, to the best knowledge of the officer executing the same;

               (g) Opinions of UCB's Counsel. Meridian shall have received an opinion of counsel to UCB dated the Closing Date, in form and substance reasonably satisfactory to Meridian and its counsel to the effect set forth on Exhibit 6 attached hereto;

               (h) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, deemed necessary by Meridian's counsel, shall have been obtained;

               (i) Tax Opinion. Meridian shall have received an opinion of Stevens & Lee, its counsel, substantially to the effect set forth on Exhibit 5 attached hereto;

               (j)  Approval of Meridian's Shareholders.  This
Agreement shall have been approved by the affirmative vote of at least a majority of the votes cast by holders of shares of Meridian Common Stock voted at the meeting at which the Merger is considered; and

               (k) Pooling Letter. Meridian shall have received a letter from KPMG Peat Marwick to the effect that the Merger will be treated as a "pooling of interests" for financial accounting purposes.

                           ARTICLE VI
                TERMINATION, WAIVER AND AMENDMENT

          Section 6.01  Termination.  This Agreement may be
terminated on or at any time prior to the Closing Date:

               (a) By the mutual written consent of the parties hereto; or

               (b)  By Meridian or UCB:

                    (i)  if the Closing Date shall not have
     occurred within one (1) year from the date of this Agreement, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

                    (ii)  if either party has been informed in
     writing by a Bank Regulatory Authority whose approval or consent has been requested that such approval or consent is unlikely to be granted, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein required to be performed or observed by such party on or before the Closing Date; or

               (c)  By Meridian or UCB if the respective
shareholders of Meridian or UCB fail to approve this Agreement at the meetings (including any adjournments thereof) held for such purpose unless in each case the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Date (including in the case of UCB the failure by any of the persons who executed the letter agreement in the form attached hereto as Exhibit 1 to perform or observe the agreements set forth therein).

               (d)  By Meridian or UCB if any condition to
Closing specified under Article V of this Agreement applicable to such party cannot reasonably be met on or before the Effective
Date and both parties reasonably agree that such condition cannot be met.

          Section 6.02 Effect of Termination. If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(d), 4.02(e), Section 4.11(b)(iv) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Meridian or UCB to the other, except for any liability of Meridian or UCB under such sections of this Agreement and except for any liability arising out of any uncured willful breach of any covenant or other agreement contained in this Agreement or any fraudulent breach of a representation or warranty.

                           ARTICLE VII
                          MISCELLANEOUS

          Section 7.01 Expenses. Except for the cost of printing and mailing the Proxy Statement/Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

          Section 7.02 Survival of Representations, Warranties and Covenants . All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate on the Closing Date. The covenants contained in Sections 4.05 and 4.15 shall survive the Closing Date and the Effective Date.

          Section 7.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may
(a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto,
(c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or
(d) waive compliance with any of the agreements or conditions contained herein. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          Section 7.04 Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Section 4.05(b), (c) and (d) with respect to indemnification and directors and officers liability insurance.

          Section 7.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

          Section 7.06  Notices.  All notices or other
communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

               (a)  If to Meridian, to:

                    Meridian Bancorp, Inc.
                    35 North Sixth Street
                    Reading, Pennsylvania  19603

                    Attention:  David E. Sparks, Chief Financial
                                Officer

                                             and

                                Michael J. Hughes
                                Senior Vice President, Corporate
                                Development

                    Telecopy No.:  (610) 665-2428

                    with a copy to:

                    Stevens & Lee
                    111 North Sixth Street
                    P.O. Box 679
                    Reading, Pennsylvania  19603

                    Attention:  Joseph M. Harenza, Esquire, and
                                David W. Swartz, Esquire

                    Telecopy No.:  (610) 376-5610

               (b)  If to UCB, to:

                    United Counties Bancorporation
                    Four Commerce Drive
                    Cranford, New Jersey

                    Attention:  Eugene H. Bauer, Chairman
                                and Chief Executive Officer

                                             and

                                Alice Cadby, Corporate Secretary

                    Telecopy No.:  (908) 709-1583
                                   (marked "CONFIDENTIAL")

                    with a copy to:

                    Pitney, Hardin, Kipp & Szuch
                    Mail:  P.O. Box 1945
                    Morristown, New Jersey  07962-1945
                    Street:  200 Campus Drive
                    Florham Park, New Jersey  07932-0950

                    Attention:  Ronald Janis, Esquire

                    Telecopy No.:  (201) 966-1550


          Section 7.07 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

          Section 7.08  Counterparts.  This Agreement may be
executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          Section 7.09  Severability.  If any provision of this
Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

          Section 7.10  Governing Law.  This Agreement shall be
governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the Commonwealth of Pennsylvania.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                              MERIDIAN BANCORP, INC.

(CORPORATE SEAL)              By:   /s/ Samuel A. McCullough
                                        Samuel A. McCullough,
                                        Chairman and Chief
                                        Executive Officer

                              Attest:  /s/ William L. Gaunt
                                           William L. Gaunt,
                                           Secretary


                              UNITED COUNTIES BANCORPORATION

(CORPORATE SEAL)              By:   /s/ Eugene H. Bauer
                                        Eugene H. Bauer
                                        Chairman and Chief
                                        Executive Officer

                              Attest:  /s/ Alice R. Cadby
                                           Alice R. Cadby
                                           Corporate Secretary

Exhibits

Exhibit 1 - UCB Affiliate Agreement
Exhibit 2 - Stock Option Agreement
Exhibit 3 - Bank Plan of Merger
Exhibit 4 - Form of Opinion of Meridian's Counsel
Exhibit 5 - Form of Tax Opinion of Meridian's Counsel
Exhibit 6 - Form of Opinion of UCB's Counsel

                                                       Exhibit 1
                          May 23, 1995



Meridian Bancorp, Inc.
35 North Sixth Street
Reading, Pennsylvania  19601

Ladies and Gentlemen:

     Meridian Bancorp, Inc. ("Meridian") and United Counties Bancorporation ("UCB") desire to enter into a business combination pursuant to which (a) UCB will merge with and into Meridian, with Meridian surviving the merger, and
(b) shareholders of UCB will receive common stock of Meridian in exchange for common stock of UCB outstanding on the closing date (the foregoing, collectively, referred to herein as the "Merger"). The undersigned, being directors and executive officers or significant shareholders of UCB, execute and deliver to Meridian this Letter Agreement in connection with the Merger.

     Each of the undersigned hereby jointly, severally and irrevocably:

          S\R Agrees to be present (in person or by proxy) at all meetings of shareholders of UCB called to vote for approval of the Merger, so that all shares of common stock or UCB then owned by him will be counted for the purpose of determining the presence of a quorum at such meetings and to vote all such shares
(i) in favor of approval and adoption of the Merger and
(ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving UCB, provided, however, that this obligation shall terminate concurrently with any termination of the Merger;

          (b) Agrees to use his or her best efforts to cause the Merger to be completed;

          (c) Agrees not to sell, transfer or otherwise dispose of any common stock of UCB except for family gifts or charitable contributions prior to closing of the Merger or any shares of Meridian Common Stock after closing of the Merger until such time as financial results covering at least 30 days of post-merger combined operating results of Meridian and UCB have been published as required by applicable securities laws.

          (d) If the undersigned is the holder of stock options to acquire UCB common stock, acknowledges that, in the Merger, options, if any, to acquire UCB common stock held by him or her will be exchanged for options to acquire Meridian Common Stock, and agrees to such exchange;

          (e) Agrees not to solicit, initiate or engage in any negotiations or discussions with any party other than Meridian with respect to any offer, sale, transfer or other disposition of, any shares of common stock of UCB now or hereafter owned by him or to support any such offer, sale, transfer, or other disposition, unless advised in writing to the contrary by the Board of Directors of UCB;

          (f) Agrees not to offer, sell, transfer or otherwise dispose of any shares of Meridian Common Stock received in the Merger, except in accordance with Rule 145 under the Securities Act, which is applicable to all sales of securities received by affiliates of the corporation required in a business combination; and further understands and agrees that Meridian's stock transfer agent will be given appropriate stop transfer instructions with respect to the foregoing;

          (g) Acknowledges and agrees that the provisions of subparagraphs (c) and (f) hereof also apply to shares of Meridian Common Stock received in the Merger (or any shares of UCB common stock or of Meridian Common Stock, whether or not received in the Merger, for the period referred to in subparagraph (c) above, owned by (i) his or her spouse, (ii) any of his or her relatives or relatives of his or her spouse occupying his home, and
(iii) any other of his or her affiliates or associates;

          (h) Represents that he or she has the capacity to enter into this Letter Agreement, and, if signing on behalf of a corporation or other organization, has authority to bind such corporation or other organization, and that it is a valid and binding obligation.
                    _________________________

     This Letter Agreement may be executed in two or more
counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.
                    _________________________

     This Letter Agreement shall be effective upon execution by two or more persons listed below.
                    _________________________

     This Letter Agreement shall terminate concurrently with any termination of the Merger in accordance with its terms.
                    _________________________

     The undersigned intend to be legally bound hereby.

Very truly yours,

__________________________________
Eugene H. Bauer

__________________________________
Anton J. Campanella

__________________________________
John E. Holobinko

__________________________________
William C. Johnson, Jr.

__________________________________
Henry G. Largey

__________________________________
Donald S. Nowicki

__________________________________
Robert J. Bauer, individually and
on behalf of C. H. Winans Company

__________________________________
Robert W. Dowens, Sr.

__________________________________
Theodore E. Zuczek

__________________________________
J. Richard Pierce

__________________________________
Janice H. Levin, individually and
on behalf of Levin Properties

__________________________________
Raymond W. Bauer, individually and
on behalf of C.H. Winans Company

__________________________________
Nicholas A. Frungillo, Jr.

__________________________________
Albert W. Bossert

__________________________________
Walter W. Gauer

__________________________________
William G. Palmero

__________________________________
Maureen Staub

__________________________________
Robert G. Kenney

                                                       Exhibit 2


                     STOCK OPTION AGREEMENT


          THIS STOCK OPTION AGREEMENT ("Stock Option Agreement") dated May 23, 1995, is by and between MERIDIAN BANCORP, INC., a Pennsylvania corporation ("Meridian"), and UNITED COUNTIES
BANCORPORATION, a New Jersey corporation ("UCB").

                           BACKGROUND

          1. Meridian and UCB desire to enter into an agreement, dated May 23, 1995 (the "Agreement"), providing, among other things, for the merger of UCB and Meridian, with Meridian surviving the merger (the "Merger").

          2. As a condition of Meridian entering into the Agreement on the terms and conditions relating to price set forth in the Agreement, UCB is granting to Meridian an option to purchase up to 375,000 shares of common stock of UCB, subject to adjustment as provided in Section 5, on the terms and conditions hereinafter set forth.

                            AGREEMENT

          In consideration of the foregoing and the mutual covenants and agreements set forth herein, Meridian and UCB, intending to be legally bound hereby, agree:

          1. Grant of Option. UCB hereby grants to Meridian, on the terms and conditions set forth herein, the option to purchase (the "Option") up to 375,000 shares (the "Option Shares") of common stock, stated value $1.00 per share (the "Common Stock"), of UCB, subject to adjustment as provided in
Section 5, at a price per share (the "Option Price") equal to $125.00; provided, however, that in the event UCB issues or agrees to issue (including through the issuance of any Rights (as defined in the Agreement)) any shares of Common Stock, except for shares issuable under outstanding stock options, at a price less than $125.00 per share (as adjusted pursuant to Section 5 of this Stock Option Agreement), such $125.00 per share price shall be reduced to such lesser price.

           2. Exercise of Option. Upon or after the occurrence of a Triggering Event (as such term is hereinafter defined) and until termination of this Stock Option Agreement in accordance with the provisions of Section 21, Meridian may exercise the Option, in whole or in part, at any time or one or more times, from time to time. As used herein, the term "Triggering Event" means the occurrence of any of the following events:

               (a) a person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder), other than Meridian, an affiliate of Meridian or any present shareholder of UCB which or who presently owns more than 9.9% of the presently outstanding shares of Common Stock, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 9.9% of the then outstanding shares of Common Stock; provided, however that a Triggering Event shall occur under this Section 2(a) in the event any present shareholder of UCB which or who presently owns more than 9.9% of the presently outstanding shares of Common Stock increases such shareholder's beneficial ownership to greater than 14.9% of the then outstanding shares of Common Stock;

               (b) a person or group, other than Meridian or an affiliate of Meridian, enters into an agreement or letter of intent with UCB pursuant to which such person or group or any affiliate of such person or group would (i) merge or consolidate, or enter into any similar transaction, with UCB or United Counties Trust Company ("UCTC"), (ii) acquire all or substantially all of the assets of UCB or all or substantially all of the assets or liabilities of UCTC, or
     (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, more than 9.9% of the then outstanding shares of Common Stock or the then outstanding shares of common stock of UCTC; or

               (c) a person or group, other than Meridian or an affiliate of Meridian, publicly announces a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for (i) any merger, consolidation or acquisition of all or substantially all the assets of UCB or all or substantially all of the assets or liabilities of UCTC, or any other business combination involving UCB or UCTC, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, more than 9.9% of the then outstanding shares of Common Stock, or any of the then outstanding shares of common stock of UCTC (collectively, a "Proposal"), and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 30 days prior to the meeting of shareholders of UCB called to vote on the Merger, UCB's shareholders fail to approve the Merger by the vote required by applicable law at the meeting of shareholders called for such purpose or such meeting has been postponed or cancelled; or

               (d) a person or group, other than Meridian or an affiliate of Meridian, makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, UCB willfully takes any action in a manner which would materially interfere with UCB's ability to consummate the Merger or materially reduce the value of the transaction to Meridian;

               (e)  UCB breaches the covenant set forth at
     Section 4.06 of the Agreement; or

               (f) UCB breaches, in any material respect, any binding terms of the Agreement or any provision of this Stock Option Agreement or the Agreement after a Proposal is made and before it is Publicly Withdrawn or publicly announces an intention to authorize, recommend or accept any such Proposal; or

               (g) any affiliate of UCB breaches any material provision of the UCB Affiliate Agreement attached as
     Exhibit 1 to the Merger Agreement or breaches in any material respect the covenant set forth in Section 4.06 of the Agreement.

          "Publicly Withdrawn" for purposes of this Section 2 shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over UCB or in soliciting or inducing any other person (other than Meridian or an affiliate of Meridian) to do so.

          Notwithstanding the foregoing, the obligation of UCB to issue Option Shares upon exercise of the Option shall be deferred (but shall not terminate) (i) until the receipt of all required governmental or regulatory approvals or consents necessary for UCB to issue the Option Shares, or Meridian to exercise the Option, or until the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares, and, in each case, notwithstanding any provision to the contrary set forth herein, the Option shall not expire or otherwise terminate.

          UCB shall notify Meridian promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by UCB shall not be a condition to the right of Meridian to exercise the Option. UCB will not take any action which would have the effect of preventing or disabling UCB from delivering the Option Shares to Meridian upon exercise of the Option or otherwise performing its obligations under this Stock Option Agreement. In the event Meridian wishes to exercise the Option, Meridian shall send a written notice to UCB (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it desires to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals or the expiration of any legally required notice or waiting period, if any.

          3. Payment and Delivery of Certificates. At any Closing hereunder, (a) Meridian will make payment to UCB of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by UCB, (b) UCB will deliver to Meridian a stock certificate or certificates representing the number of Option Shares so purchased, registered in the name of Meridian or its designee, in such denominations as were specified by Meridian in its notice of exercise and bearing a legend as set forth below, and
(c) Meridian will pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

          A legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Stock Option
Agreement, which legend will read substantially as follows:

               "The shares of stock represented by this certificate have not been the subject of a registration statement filed under the Securities Act of 1933, as amended (the "Act"), and declared effective by the Securities and Exchange Commission. These shares may not be sold, transferred or otherwise disposed of prior to such time unless United Counties Bancorporation receives an opinion of counsel stating that an exemption from the registration provisions of the Act is available for such transfer."

          4. Registration Rights. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from Meridian, UCB shall promptly prepare and file a registration statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission covering the Option and such number of Option Shares as Meridian shall specify in its request, and UCB shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option or the Option Shares, provided that Meridian shall in no event have the right to have more than one such registration statement become effective, and provided further that UCB shall not be required to prepare and file any such registration statement in connection with any proposed sale with respect to which UCB's counsel delivers to UCB and to Meridian its unqualified opinion to the effect that no such filing is required under applicable laws and regulations with respect to such sale or disposition. In connection with such filing, UCB shall use its best efforts to cause to be delivered to Meridian such certificates, opinions, accountant's letters and other documents as Meridian shall reasonably request and as are customarily provided in connection with registrations of securities under the Securities Act of 1933, as amended. UCB shall provide to Meridian such number of copies of the preliminary prospectus and final prospectus and any amendments and supplements thereto as Meridian may reasonably request. All reasonable expenses incurred by UCB in complying with the provisions of this Section 4, including, without limitation, all registration and filing fees, reasonable printing expenses, reasonable fees and disbursements of counsel for UCB and blue sky fees and expenses, shall be paid by UCB. Underwriting discounts and commissions to brokers and dealers relating to the Option or the Option Shares, fees and disbursements of counsel to Meridian and any other expenses incurred by Meridian in connection with such filing shall be borne by Meridian. In connection with such filing, UCB shall indemnify and hold harmless Meridian against any losses, claims, damages or liabilities, joint or several, to which Meridian may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and UCB will reimburse Meridian for any legal or other expense reasonably incurred by Meridian in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that UCB will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of Meridian specifically for use in the preparation thereof. Meridian will indemnify and hold harmless UCB to the same extent as set forth in the immediately preceding sentence but only with reference to written information furnished by or on behalf of Meridian for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and Meridian will reimburse UCB for any legal or other expense reasonably incurred by UCB in connection with investigating or defending any such loss, claim, damage, liability or action.

          5. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

          6. Filings and Consents. Each of Meridian and UCB will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Stock Option Agreement.

          7. Representations and Warranties of UCB. UCB hereby represents and warrants to Meridian as follows:

               (a) Due Authorization. UCB has full corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by UCB. This Stock Option Agreement constitutes a legal, valid and binding obligation of UCB, enforceable against UCB in accordance with its terms.

               (b)  Authorized Shares.  UCB has taken all
     necessary corporate action to authorize and reserve for issuance all shares of Common Stock which may be issued pursuant to any exercise of the Option.

          8. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Stock Option Agreement and that the obligations of the parties hereto shall be specifically enforceable.

          9. Entire Agreement. This Stock Option Agreement and the Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

          10. Assignment or Transfer. Meridian represents that it is acquiring the Option for Meridian's own account and not with a view to, or for sale in connection with, any distribution of the Option or the Option Shares. Meridian is aware that neither the Option nor the Option Shares are the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to Section 5 of the Securities Act of 1933, as amended, but instead are being offered in reliance upon the exemption from the registration requirement provided by Section 4(2) thereof.

          11. Amendment of Stock Option Agreement. By mutual consent of the parties hereto, this Stock Option Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

          12. Validity. The invalidity or unenforceability of any provision of this Stock Option Agreement shall not affect the validity or enforceability of any other provisions of this Stock Option Agreement, which shall remain in full force and effect.

          13. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by telegram or telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

               (i)  If to Meridian, to:

                    Meridian Bancorp, Inc.
                    35 North Sixth Street
                    Reading, Pennsylvania  19603

                    Attention:  David E. Sparks, Chief Financial
                                Officer

                                             and

                                   Michael J. Hughes
                                   Senior Vice President,
                                   Corporate Development
                    Telecopy No.:  (610) 665-2428

                    with a copy to:

                    Stevens & Lee
                    111 North Sixth Street
                    Reading, Pennsylvania  19601

                    Attention:  Joseph M. Harenza, Esquire, and
                                David W. Swartz, Esquire
                    Telecopy No.:  (610) 376-5610

               (ii) If to UCB, to:

                    United Counties Bancorporation
                    Four Commerce Drive
                    Cranford, New Jersey  07016

                    Attention:  Eugene H. Bauer
                                Chairman of the Board and Chief
                                Executive Officer

                                        and

                                   Alice Cadby,
                                   Corporate Secretary
                    Telecopy No.:  (908) 709-1583
                                   (Marked "Confidential")

                    with copies to:

                    Pitney, Hardin, Kipp & Szuch
                    Mail:  P.O. Box 1945
                    Morristown, New Jersey 07962-1945
                    Street:  200 Campus Drive
                    Florham Park, New Jersey  07932-8950

                    Attention:  Ronald Janis, Esquire
                    Telecopy No.:  (201) 966-1550

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

          14. Governing Law. This Stock Option Agreement shall be governed by and construed in accordance with the domestic internal law (but not the law of conflicts of law) of the Commonwealth of Pennsylvania.

          15.  Captions.  The captions in this Stock Option
Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

          16. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive
(i) compliance with any of the covenants of the other party contained in this Stock Option Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Stock Option Agreement.

          17. Parties in Interest. This Stock Option Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Stock Option Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Stock Option Agreement.

          18. Counterparts. This Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          19. Expenses. Except as otherwise provided herein, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Stock Option Agreement or the Option shall be paid by the party incurring such cost or expense.

          20. Representations Relating to Authorizations. UCB and Meridian each represent and warrant that executions, delivery and performance of this agreement have been authorized by their respective boards of directors and constitutes a legal and valid obligation enforceable in accordance with its terms.

          21. Termination. This Stock Option Agreement shall terminate and be of no further force or effect upon termination of the Agreement in accordance with the provisions thereof; provided, however, that, if the termination of the Agreement occurs after a Triggering Event, this Stock Option Agreement shall not terminate until expiration of twelve (12) months following the later of the termination of the Agreement or the completion or abandonment of any Proposal or any acquisition transaction relating to the Triggering Event.

          22. Severability. If any term, provision, covenant or restriction contained in this Stock Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained inn this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of the Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of UCB to allow the holder to acquire such lesser number of shares as may be permissible at such lesser price or on such other repurchase terms as such court or regulatory agency may indicate to be reasonable, without any amendment or modification hereof.

          IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by its duly authorized officer and has caused its corporate seal to be affixed hereunto and to be duly attested, all as of the day and year first above written.

                              MERIDIAN BANCORP, INC.

                              By /s/Samuel A. McCullough
                                     Samuel A. McCullough,
                                     Chairman and
                                     Chief Executive Officer

(CORPORATE SEAL)
                              Attest: /s/William L. Gaunt
                                     William L. Gaunt,
                                     Secretary


                              UNITED COUNTIES BANCORPORATION

                              By /s/Eugene H. Bauer
                                     Eugene H. Bauer,
                                     Chairman of the Board and
                                     Chief Executive Officer

(CORPORATE SEAL)
                              Attest: /s/Alice Cadby
                                     Alice Cadby,
                                     Secretary

                                                       Exhibit 3


                              BANK
                         PLAN OF MERGER

          THIS PLAN OF MERGER ("Plan of Merger") dated as of
May 23, 1995, is by and between MERIDIAN BANK, NEW JERSEY, a New
Jersey banking corporation ("MBNJ"), and UNITED COUNTIES TRUST
COMPANY, a New Jersey banking corporation ("UCTC").

                           BACKGROUND

          1. MBNJ is a wholly-owned subsidiary of Meridian Bancorp, Inc., a Pennsylvania corporation ("Meridian"). The authorized capital stock of MBNJ consists of 6,000,000 shares of common stock, par value $5.00 per share ("MBNJ Common Stock"), of which at the date hereof 1,000,000 shares are issued and outstanding.

          2. UCTC is a wholly-owned subsidiary of United Counties Bancorporation, a New Jersey corporation ("UCB"). The authorized capital stock of UCTC consists of shares of common stock, with a stated value $5.00 per share ("UCTC Common Stock"), of which at the date hereof 2,425,900 shares are issued and outstanding.

          3.   The respective Boards of Directors of MBNJ and
UCTC deem the merger of UCTC with and into MBNJ, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective shareholders.

          4. The respective Boards of Directors of MBNJ and UCTC have adopted resolutions approving this Plan of Merger. The respective Boards of Directors of Meridian and UCB have adopted resolutions approving an Agreement and Plan of Merger (dated as of May 23, 1995) (the "Agreement"), pursuant to which this Plan of Merger is being executed by MBNJ and UCTC.

                            AGREEMENT

          In consideration of the premises and of the mutual covenants and agreements herein contained, and in accordance with the applicable laws and regulations of the State of New Jersey, MBNJ and UCTC, intending to be legally bound hereby, agree as follows:

                            ARTICLE R
                             MERGER

          Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws of the Commonwealth of Pennsylvania and the State of New Jersey, on the Effective Date (as that term is defined in Article V hereof):
UCTC shall merge with and into MBNJ; the separate existence of UCTC shall cease; and MBNJ shall be the surviving corporation (such transaction referred to herein as the "Merger" and MBNJ, as the surviving corporation in the Merger, referred to herein as the "Surviving Bank").

                           ARTICLE II
              ARTICLES OF INCORPORATION AND BYLAWS

          On and after the Effective Date, the articles of incorporation and bylaws of MBNJ, as in effect immediately prior to the Effective Date, shall automatically be and remain the articles of incorporation and bylaws of the Surviving Bank, until altered, amended or repealed.

                           ARTICLE III
                 BOARD OF DIRECTORS AND OFFICERS

          3.1. Board of Directors. On and after the Effective Date, the directors of MBNJ shall consist of (a) those persons duly elected and holding office immediately prior to the Effective Date, and (b) Albert W. Bossert, Anton J. Camponella, Edward J. Hobbie, John E. Holobinko, William C. Johnson, Jr., Robert G. Kenney, Henry G. Largey, Donald S. Nowicki and
Maureen E. Staub. Each such director shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Bylaws of the Surviving Bank.

          3.2. Officers. On and after the Effective Date, the officers of MBNJ duly elected and holding office immediately prior to the Effective Date shall be the officers of the Surviving Bank, except for such former officers of UCTC as shall be designated as officers of MBNJ, and at MBNJ's election, each to hold office until his or her successor is elected and qualified or otherwise in accordance with the bylaws of the Surviving Bank.

                           ARTICLE IV
                      CONVERSION OF SHARES

          4.1. Stock of MBNJ. Each share of MBNJ Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of common stock of the Surviving Bank.

          4.2. Stock of UCTC. Each share of UCTC Common Stock issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

                            ARTICLE V
                  EFFECTIVE DATE OF THE MERGER

          Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Plan of Merger, the Merger shall become effective, and the effective date of the Merger (the "Effective Date") shall occur, at the time specified in the certificate of merger to be issued by the New Jersey Department of Banking, but shall not be effective prior to the effective date of the merger of UCB with and into Meridian as provided in the Agreement.

                           ARTICLE VI
                      EFFECT OF THE MERGER

          On the Effective Date, the separate existence of UCTC shall cease; and all of the property (real, personal and mixed), rights, powers, duties and obligations of MBNJ and UCTC shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.

                           ARTICLE VII
                      CONDITIONS PRECEDENT

          The obligations of MBNJ and UCTC to effect the Merger shall be subject to the satisfaction, unless duly waived by the party permitted to do so, of the conditions precedent set forth in the Agreement.

                          ARTICLE VIII
                           TERMINATION

          This Plan of Merger shall terminate upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

                           ARTICLE IX
                            AMENDMENT

          Subject to applicable law, this Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

                            ARTICLE X
                          MISCELLANEOUS

          10.1. Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the obligations of the other party contained in this Plan of Merger.

          10.2. Notices. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the New Jersey Banking Code, as amended.

          10.3. Captions. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.

          10.\G Counterparts. For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

          10.5. Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to the choice of law principles of such laws.

          IN WITNESS WHEREOF, MBNJ and UCTC have caused this Plan of Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed on the date first written above.

                              MERIDIAN BANK, NEW JERSEY, a
                              New Jersey bank

                              By_________________________________
                                        Samuel A. McCullough,
                                        Chairman
(CORPORATE SEAL)
                              Attest:____________________________
                                        Michael J. Hughes,
                                        Secretary


                              UNITED COUNTIES TRUST COMPANY, a
                              New Jersey bank

                              By_________________________________
(CORPORATE SEAL)                        Eugene H. Bauer,
                                        Chairman

                              Attest:____________________________
                                        Alice R. Cadby,
                                        Secretary

                                                       EXHIBIT 4


             FORM OF OPINION OF COUNSEL TO MERIDIAN

          UCB shall have received from counsel to Meridian, an opinion, dated as of the Closing Date, substantially to the effect that, subject to normal exceptions and qualifications:

          (a) Meridian and Meridian Bank New Jersey have full corporate power to carry out the transactions contemplated in the Agreement and the Bank Plan of Merger (the "Plan"), respectively. The execution and delivery of the Agreement and the Plan and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of Meridian and Meridian Bank New Jersey, and the Agreement and the Plan constitute valid and legally binding obligations, in accordance with their respective terms, of Meridian and Meridian Bank New Jersey, respectively, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws affecting creditors' rights generally and as may be limited by the exercise of judicial discretion in applying principles of equity. Subject to satisfaction of the conditions set forth in the Agreement, neither the merger of Meridian and UCB nor the merger of Meridian Bank New Jersey and UCTC, nor compliance by Meridian and Meridian Bank New Jersey with any of the respective provisions of the Agreement and the Plan, will (A) conflict with or result in a breach or default under (i) the Articles of Incorporation or Bylaws of Meridian or Meridian Bank New Jersey, or, (ii) to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Meridian or Meridian Bank New Jersey is a party, or (B) to the knowledge of such counsel, result in the creation or imposition of any material lien or encumbrance upon the property of Meridian or Meridian Bank New Jersey, except such material lien, instrument or obligation as has been disclosed pursuant to the Agreement and the Plan, or (C) violate in any material respect any order, writ, injunction, or decree known to such counsel, or any statute, rule or regulation applicable to Meridian or Meridian Bank New Jersey.

          (b) Meridian Bank New Jersey is a validly existing state-chartered banking institution organized and in good standing under the laws of the State of New Jersey. The deposits of Meridian Bank New Jersey are insured to the maximum extent provided by law by the Federal Deposit Insurance Corporation.

          (c) There is to the knowledge of such counsel no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which Meridian or Meridian Bank New Jersey is a party which would, if determined adversely to Meridian or Meridian Bank New Jersey, have a material adverse effect on the financial condition or results of operations of Meridian and Meridian Bank New Jersey taken as a whole or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement and the Plan, respectively.

          (d) No consent, approval, authorization, or order of any federal or state court or federal or state governmental agency or body is required for the consummation by Meridian or Meridian Bank New Jersey of the transactions contemplated by the Agreement and the Plan, except for such consents, approvals, authorizations or orders as have been obtained.

          (e)  The mergers of Meridian and UCB and Meridian Bank
New Jersey and UCTC contemplated by the Agreement and the Plan, respectively, have been effected in compliance with all applicable federal and state laws and regulations in all material respects.

          (f) The shares of Meridian Common Stock to be issued in connection with the merger of UCB and Meridian contemplated by the Agreement have been duly authorized and will, when issued in accordance with the terms of the Agreement, be validly issued, fully paid and nonassessable.

          (g) On the sole basis of such counsel's participation in conferences with officers and employees of Meridian in connection with the Prospectus/Proxy Statement, and without other independent investigation or inquiry, such counsel has no reason to believe that the Prospectus/Proxy Statement, including any amendments or supplements thereto (except for the financial information, financial schedules and other financial or statistical data contained therein and except for any information supplied by UCB or UCTC for inclusion therein, as to which counsel need express no belief), as of the date of mailing thereof and as of the date of the meeting of shareholders of Meridian to approve the merger, contained any untrue statement of a material fact with respect to Meridian or omitted to state any material fact with respect to Meridian or omitted to state any material fact with respect to Meridian necessary to make any statement therein with respect to Meridian, in light of the circumstances under which it was made, not misleading. Such counsel may state that in rendering such opinion, they have no independently verified and do not assume the responsibility for the accuracy, completeness or fairness of any information or statements contained in the Prospectus/Proxy Statement, except with respect to identified statements of law or regulations or legal conclusions relating to Meridian or the transactions contemplated in the Agreement and the Plan.

                                                       Exhibit 5

              FORM OF TAX OPINION OF STEVENS & LEE


     Meridian and UCB shall have received an opinion of Stevens &
Lee substantially to the effect that, under the provisions of the
IRC:

     1. The Merger, pursuant to which UCB will transfer all of its assets to Meridian in exchange for Meridian Common Stock (including fractional share interests) and the assumption by Meridian of all of UCB's liabilities will constitute a reorganization within the meaning of IRC Section 368(a)(1)(A).

     2. UCB and Meridian will each be "a party to a reorganization" within the meaning of IRC Section 368(b).

     3. Neither UCB nor Meridian will recognize any gain or loss upon the transfer of UCB's assets to Meridian in exchange solely for Meridian Common Stock (including fractional share interests) and the assumption by Meridian of the liabilities of UCB.

     4. The basis of the UCB assets in the hands of Meridian will be the same as the basis of such assets in the hands of UCB immediately prior to the Merger.

     5. The holding period of the assets of UCB to be received by Meridian will include the period during which the assets were held by UCB.

     6. No gain or loss will be recognized by the shareholders of UCB on the receipt of Meridian Common Stock (including fractional share interests) solely in exchange for their shares of UCB Common Stock.

     7. The basis of the Meridian common Stock (including fractional share interests) to be received by the UCB shareholders in the Merger will be the same as the basis of the UCB Common Stock surrendered in exchange therefor.

     8. The holding period of the Meridian Common Stock (including fractional share interests) to be received by the UCB shareholders in the Merger will include the period during which the UCB shareholders held their UCB Common Stock, provided the shares of UCB Common Stock are held as a capital asset on the Effective Date of the Merger.

     9. The payment of cash in lieu of fractional share interests of Meridian Common Stock will be treated as if the fractional share interests were distributed as part of the Merger and then redeemed by Meridian. Such cash payments will be treated as having been received as distributions in full payment in exchange for the fractional share interests redeemed, as provided in IRC Section 302(a). Any gain or loss recognized by a UCB shareholder will be a capital gain or loss, provided the shares of UCB Common Stock are held as a capital asset on the Effective Date of the Merger.

     10. The Meridian Stock Purchase Rights transferred with the shares of Meridian Common Stock will not constitute "other property" within the meaning of IRC Section 356(a)(1)(B).

     11. As provided in IRC Section 381(c)(2) and related Treasury regulations, Meridian will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of UCB as of the Effective Date of the Merger. Any deficit in the earnings and profits of Meridian or UCB will be used only to offset the earnings and profits accumulated after the Merger.

     12. Pursuant to IRC Section 381(a) and related Treasury regulations, Meridian will succeed to and take into account the items of UCB described in IRC Section 381(c). Such items will be taken into account by Meridian subject to the conditions and limitations of IRC Sections 381, 382, 383, and 384 and the Treasury regulations thereunder.

     13. The Bank Merger will constitute a reorganization within the meaning of IRC Section 368(a)(1)(A).

     14. UCTC and MBNJ will each be "a party to a reorganization" within the meaning of IRC Section 368(b).

     15. Neither UCTC nor MBNJ will recognize any gain or loss upon the transfer of UCTC's assets to MBNJ in constructive exchange solely for MBNJ Common Stock and the assumption by MBNJ of the liabilities of UCTC.

     16. The basis of the UCTC assets in the hands of MBNJ will be the same as the basis of such assets in the hands of UCTC immediately prior to the Bank Merger.

     17. The holding period of the UCTC assets in the hands of MBNJ will include the period during which such assets were held by UCTC.

     18. No gain or loss will be recognized by Meridian, as the shareholder of UCTC, upon the constructive receipt of shares of MBNJ Common Stock in exchange for the UCTC Common Stock surrendered in exchange therefor in the Bank Merger.

     19. The basis of the MBNJ Common Stock to be held by Meridian after the Bank Merger will equal the basis of such stock immediately before the Bank Merger, increased by the basis of the UCTC Common Stock surrendered in the constructive exchange.

     20. As provided in IRC Section 381(c)(2) and related Treasury regulations, MBNJ will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of UCTC as of the Effective Date of the Bank Merger. Any deficit in the earnings and profits of MBNJ or UCTC will be used only to offset the earnings and profits accumulated after the Bank Merger.

     21. Pursuant to IRC Section 381(a) and related Treasury regulations, MBNJ will succeed to and take into account the items of UCTC described in IRC Section 381(c). Such items will be taken into account by MBNJ subject to the conditions and limitations of IRC Sections 381, 382, 383, and 384 and the
Treasury regulations thereunder.

                                                       EXHIBIT 6

                         FORM OF OPINION
                        OF COUNSEL TO UCB

          Meridian shall have received from counsel to UCB, an opinion, dated as of the Closing Date, substantially to the effect that, subject to normal exceptions and qualifications:

          (a) UCB and UCTC have full corporate power to carry out the transactions contemplated in the Agreement and the Bank Plan of Merger (the "Plan"), respectively. The execution and delivery of the Agreement and the Plan and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of UCB and UCTC, and the Agreement and the Plan constitute valid and legally binding obligations, in accordance with their respective terms, of UCB and UCTC, respectively, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws affecting creditors' rights generally and as may be limited by the exercise of judicial discretion in applying principles of equity. Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement and the Pan, nor compliance by UCB and UCTC with any of the respective provisions thereof, will (A) conflict with or result in a breach or default under (i) the Articles of Incorporation or Bylaws of UCB, or UCTC, or (ii) to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which UCB or UCTC is a party, or (B) result in the creation or imposition of any material lien or encumbrance upon the property of UCB or UCTC, except such material lien, instrument or obligation as has been disclosed pursuant to the Agreement and the Plan, or (C) violate in any material respect any order, writ, injunction, or decree known to such counsel, or any statute, rule or regulation applicable to UCB or UCTC.

          (b) UCTC is a validly existing state-chartered banking institution organized and in good standing under the laws of the State of New Jersey. The deposits of UCTC are insured to the maximum extent provided by law by the Federal Deposit Insurance Corporation.

          (c) There is no legal, administrative, arbitration or governmental proceeding or investigation pending or, to the knowledge of such counsel, threatened to which UCB or UCTC is a party which would, if determined adversely to UCB or UCTC, have a material adverse effect on the business, properties, results of operations, or condition, financial or otherwise, of UCB or UCTC or which questions the validity of the Agreement or the Plan, or any other action to be taken by UCB or UCTC under the Agreement and the Plan, respectively.

          (d) No consent, approval, authorization, or order of any federal or state court or federal or state governmental agency or body is required for the consummation by UCB or UCTC of the transactions contemplated by the Agreement and the Plan, except for such consents, approvals, authorizations or orders as have been obtained and except for consents or approvals under state securities laws as to which we express no opinion.

          (e)  The mergers of Meridian and UCB and Meridian Bank
New Jersey and UCTC contemplated by the Agreement and the Plan, respectively, have been effected in compliance with all applicable federal and Pennsylvania and New Jersey laws and regulations in all material respects.

          (f) On the basis of such counsel's participation in conferences with officers and employees of UCB in connection with the preparation of the Prospectus/Proxy Statement and without other independent investigation or inquiry, such counsel has no reason to believe that (i) the Prospectus/Proxy Statement, including any amendments or supplements thereto (except for the financial information, financial statements, financial schedules and other financial or statistical data contained therein and except for any information supplied by Meridian for inclusion therein, as to which counsel need express no belief), as of the date of mailing thereof and as of the date of the meeting of shareholders of UCB to approve the merger, contained any untrue statement of a material fact or omitted to state a material fact necessary to make any statement therein, in light of the circumstances under which it was made, not misleading. Such counsel may state that they have no independently verified and do not assume any responsibility for the accuracy, completeness or fairness of any information or statements contained in the Prospectus/Proxy Statement, except with respect to identified statements of law or regulations or legal conclusions relating to UCB or UCTC or the transactions contemplated in the Agreement and the Plan.